As filed with the Securities and Exchange Commission on October 19, 2006

Registration No.: 333- 135134

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 4)

ZIPGLOBAL HOLDINGS, INC.
(Name of small business issuer in its charter)

DELAWARE	4813	20-3837010
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

420 Washington Street, Unit LL-6
Braintree, Massachusetts 02184
(781) 848-0021
(Address and telephone number of principal executive offices)

The Sourlis Law Firm
Virginia K. Sourlis, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
www.SourlisLaw.com
(732) 530-9007
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED ______________, 2006

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

2,185,300 Shares of Common Stock

ZipGlobal Holdings, Inc.

The selling stockholders named in this prospectus are offering for sale an aggregate of 2,185,300 shares, par value $0.0001 per share, of Common Stock of ZipGlobal Holding, Inc., a Delaware corporation, registered with the Securities and Exchange Commission on a Registration Statement on Form SB-2, of which this prospectus is a part. ZipGlobal has set an offering price for these securities of $0.50 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders Before
	Offering Price	Commissions	Expenses and Commissions
Per Share	$0.50	Not Applicable	$0.50

Total	$1,092,650	Not Applicable	$1,092,650

We are registering the shares on behalf of the selling stockholders. We will not receive any proceeds from this offering.

Our common stock is presently not traded or quoted on any market or securities exchange. The sales price to the public is fixed at $0.50 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board or other exchange or quotation system. Although we intend to apply to have of our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize or even if materialized, be sustained. If our common stock is quoted on the on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 9.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is __________, 2006.

PROSPECTUS

ZIPGLOBAL HOLDINGS, INC.
2,185,300 SHARES COMMON STOCK

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our Common Stock.

Our Company

We are a provider of Internet telephony services with over 5,000 registered subscribers as of October 19, 2006. Internet telephony is the next generation of telecommunication services which entails a consumer using the Internet rather than the traditional telephone company infrastructure and accompanying rate structure to communicate with another party or parties by utilizing our Voice over Internet Protocol (VoIP) technology. This technology allows consumers to bypass the high international services rates set by traditional service providers and provides consumers with high quality, low-cost communication services comparable to traditional circuit-switch telephone services.

Since May 2004, we have been offering business and residential users three service plans. Each of our service plans includes an initial activation and monthly fee and certain features not offered by standard telephone services, including global call forwarding and the ability for subscribers to select local area codes from over 30 countries, including the U.S. and Canada. Our customers subscribe to one or more of our service plans by first purchasing a VoIP gateway box from one of our sales representatives. The gateway box, which we buy from third party suppliers and sell to our sales representatives, has the look and feel of a common cable converter box and connects directly the customer’s broadband Internet connection. The gateway box permits the customer to talk to another party through the Internet by converting voice signals to digital data packets for transmission over the Internet.

Since February 2005, we have also been purchasing blocks of VoIP telephony minutes on as needed basis pursuant to contracts with telecommunication providers and reselling them to other telecommunication providers on a usage basis. In 2005, our resell business generated approximately $2 million of revenue, representing approximately 80% of our revenue. Our retail business has generated $0.4 million of revenue in 2005 but with significantly higher profit margins than our resell business.

Although we sell our services throughout the world, our primary growth strategy has been focused on the domestic and international Asian markets. To support our overseas growth strategy, we opened sales offices in Hong Kong in March 2004 and in mainland China in January 2005. By providing our services through a subscriber’s existing broadband Internet connection, we are able to monitor, maintain and expand our network quickly and efficiently while realizing capital and operating cost savings.

We have incurred cumulative losses of $724,649 since our inception, and our auditors have expressed doubt about our ability to continue as a going concern. We intend, however, to increase our sales by offering value-added voice and multimedia communication services, although no assurances can be given.

Business Strategy

Signing on customers to one or more of our service plans is our core business strategy. In the first half of 2005, we completed Phase I of our business strategy in which we specifically targeted our sales strategy to the Chinese and Chinese American communities in North America. In second half of 2005, we commenced Phase II of our business strategy in which we are seeking to leverage the scalability of our technology to implement sales throughout the Asian markets, particularly Hong Kong, Taiwan, mainland China and the Philippines. We are also considering ways to introduce our services to other high growth international markets, such as Latin America and Africa. We believe that existing customers, dealers, and our multilingual marketing will help to generate a large portion of sales.

Organizational History

We were incorporated in the State of Delaware on November 17, 2005. On November 30, 2005, we issued an aggregate of 16,000,000 shares of our common stock in connection with a share exchange with Beasley Holdings Limited, a British Virgin Island company formed on February 13, 2004, pursuant to which Beasley became a wholly-owned subsidiary of our company. Since the share exchange with Beasley, we have been operating our business operations through Beasley.

Executive Offices

Our principal executive offices are located at 420 Washington Street, Unit LL-6, Braintree, Massachusetts 02184, (781) 848-0021. Out website is http://www.zipglobal.com. Information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in making any decision whether or purchase our common stock.

Summary Financial Information

The table below summarizes:

•	our unaudited balance sheet at June 30, 2006;

•	our audited balance sheet at March 31, 2006 and March 31, 2005;

•	our unaudited statement of operations for the three month period ended June 30, 2006, compared to the three month period ended June 30, 2005; and

•	our audited statement of operations for the fiscal year ended March 31, 2005, compared to the period from our inception on March 18, 2004 to March 31, 2005.

These amounts are shown as restated. See Note M to the Consolidated Financial Statements:

	June 30, 2006 (Unaudited)	March 31, 2006 (Audited)	March 31, 2005 (Audited)
Balance Sheet:
Cash	$840,355	$375,631	$18,133
Total Assets	$996,129	$536,466	$95,573
Total Liabilities	$247,562	$282,824	$437,409
Total Stockholders’ Equity (Loss)	$748,567	$253,642	$(341,836)

	For the Three Months Ended June 30, 2006 (Unaudited)	For the Three Months Ended June 30, 2005 (Unaudited)	For the Fiscal Year Ended March 31, 2006 (Audited)	For the Period March 18, 2004 (Inception) to March 31, 2005 (Audited)
Statement of Operations:
Revenue	$1,179,093	$278,540	$2,498,232	$498,528
Net Loss	$(75,917)	$(35,433)	$(230,896)	$(417,836)
Net Loss Per Share of Common Stock	$(0.01)	$(0.01)	$(0.01)	$(0.03)

THE OFFERING

The Issuer:	ZipGlobal Holdings, Inc.

Selling Security Holders:
The selling stockholders named in this prospectus are existing stockholders of ZipGlobal who purchased shares of our common stock from us in the private placement transactions consummated in November 2005 and February, May and June 2006. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933, as amended. See “Selling Security Holders.”

Securities Being Offered:	Up to 2,185,300 shares of our common stock, par value $0.0001 per share.

Lock-Up:
These shares offered for resale by the selling stockholders are subject to a lock-up agreement. The Company has agreed to release twenty-five percent (25%) of the shares on the effective date of the registration statement of which this prospectus is a part and an additional twenty five percent (25%) every ninety (90) days after public trading begins thereafter until no securities are subject to the lock-up.

Offering Price:
The offering price of the common stock is $0.50 per share. We intend to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934, as amended. If our common stock is quoted on the OTC Bulletin Board and a market for our common stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Minimum Number of Shares To Be Sold in This Offering:	None

Common Stock Outstanding Before and After the Offering:
18,635,792 shares of our common stock are issued and outstanding as of the date of this prospectus and will continue to be issued and outstanding upon the completion of this offering. All of the common stock to be sold under this prospectus will be sold by existing stockholders. See “Selling Security Holders.”

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. All of the proceeds of the offering will go to the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have incurred cumulative losses since inception and face numerous risks and uncertainties associated with an early stage company in the new and rapidly evolving market for Internet-related services which could result in you losing your investment in our securities.

We have incurred cumulative losses of $724,649 since our inception, and our auditors have expressed doubt about our ability to continue as a going concern. As an early stage company in the rapidly evolving telephony industry, we also face numerous risks and uncertainties. Such risks and uncertainties include, but are not limited to, increased pressure to increase consumer awareness of our brand and increase and/or maintain brand loyalty, maintain our current, and develop new, strategic relationships and joint venture relationships, foresee and respond effectively to competitive pressures and continue to develop and upgrade our network and technology. If we are unsuccessful in addressing any of these risks or other unforeseen or unforeseeable risks, sales of our services, as well as our ability to maintain or increase our customer base, will be substantially diminished and would adversely affect our business operations.

We operate in the highly competitive telecommunications industry and many of our competitors are larger and have greater resources than us which could prevent us from implementing our business plan or from becoming profitable.

The market for telecommunications services is extremely competitive. Many companies offer products and services like ours, and some of these companies have a superior presence in the markets we serve. In addition, many of these companies are larger than we are and have substantially greater financial, distribution and marketing resources than we do. We may not be able to compete successfully with these companies. If we do not succeed in competing with these companies, we could lose customers and our revenue would be substantially reduced, and our business, financial condition and results of operations would be materially adversely affected.

We, along with cable operators seeking to provide our telephony services directly to customers, will face competition for subscribers for telephone service from incumbent local exchange carriers, such as Verizon, Qwest, SBC and competitive local exchange carriers for subscribers for telephone services. We expect that competition for telephone services will be primarily on the basis of price, quality, customer service and the ability to offer a bundled voice, video and data service offering. Some local exchange carriers, alone or together with partners such as satellite television providers, are or may become capable of providing bundled service offerings of voice, data and video similar to which cable operators who have upgraded their systems to two-way digital cable can provide. These providers may be able to provide this bundled service offering at lower prices or with greater reliability than cable operators, which in turn may materially adversely affect demand for our product.

Consumers could stop using our services if traditional long distance and international calling rates continue to decline and as other providers continue to expand their service offerings competitive to ours .

Our success is based upon our ability to provide discounted domestic and international long distance services by taking advantage of cost savings achieved by carrying voice traffic over the Internet, as compared to carrying calls over long distance networks. In recent years, however, the price of long distance calls has fallen. In response, we have lowered the price of our service offerings. The price of long distance calls may decline to a point where we no longer have a price advantage over traditional long distance services. Alternatively, other providers of long distance services may begin to offer unlimited or nearly unlimited use of some of their services for an attractive monthly rate. We would then have to rely on factors other than price to differentiate our product and service offerings, which we may not be able to do and which would materially adversely affect our business.

Consumers might reject our services if we are unable to bundle services and products similar to our competitors.

Our competitors may be able to bundle services and products that we do not offer together with long distance or Internet telephony services. These services could include wireless communications, voice and data services, Internet access and cable television. This form of bundling would put us at a competitive disadvantage if these providers can combine a variety of service offerings at a single attractive price. In addition, some of the telecommunications and other companies that compete with us may be able to provide customers with lower communications costs or other incentives with their services, reducing the overall cost of their communications packages, and significantly increase pricing pressures on our services. This form of competition could significantly reduce our revenues and would have a material adverse effect on our business operations.

Some local exchange carriers, alone or together with partners, such as satellite television providers, are capable of providing a similar bundled service offering of voice, data and video. This service offering would directly compete with bundled services offerings by cable operators that purchase our cable telephony services. If we or our cable operator customers are unable to successfully compete with these offerings, our business, financial condition and results of operations may be materially adversely affected.

Our ability to provide our service is dependent upon third-party facilities and equipment, the failure of which could cause delays or interruptions of our service, damage our reputation, cause us to lose customers and limit our growth.

        Our success depends on our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of facilities and equipment owned and operated by third parties and is, therefore, beyond our control. Unlike traditional wireline telephone service or wireless service, our service requires our customers to have an operative broadband Internet connection and an electrical power supply, which are provided by the customer's Internet service provider and electric utility company, respectively, and not by us. The quality of some broadband Internet connections may be too poor for customers to use our services properly. In addition, if there is any interruption to a customer's broadband Internet service or electrical power supply, that customer will be unable to make or receive calls, including emergency calls, using our service. We also outsource several of our network functions to third-party providers. For example, we outsource the maintenance of our regional data connection points, which are the facilities at which our network interconnects with the public switched telephone network. If our third-party service providers fail to maintain these facilities properly, or fail to respond quickly to problems, our customers may experience service interruptions. Our customers have experienced such interruptions in the past and will experience interruptions in the future.

The loss of any of our three founders would have a material adverse affect on our business and prospects.

Our success is dependent on the efforts and abilities of our founders, Michael C. Lee, Zhong Hua (Jimmy) Li and Hio Tong (Ken) Ieong. The loss of such founders could have a material adverse effect on our business and prospects. See “Management.”

Our inability to hire and retain sufficient numbers of technical and managerial personnel and dealer representatives could cause our business to fail.

Our primary growth strategy is focus on the domestic and international Asian markets. To support our growth strategy, we opened sales offices in Hong Kong in Marcy 2004 and in mainland China in January 2005. In order to implement our business strategy in Asia, we are reliant on maintaining a sufficient number of highly-skilled technical and managerial personnel to support our business as well as dealer representatives to market our services to potential customers. If we are unable to attract and retain a sufficient number of qualified technical and managerial personnel and dealer representatives, our growth strategy will fail which would have an adverse effect on our business and operations.

Our business and operations would suffer if our customers do not perceive our service to be effective or of high quality.

We believe that establishing and maintaining brand and name recognition is critical for expanding and maintaining our targeted client base. We also believe that the importance of reputation and name recognition will increase as competition in our market increases. Promotion and enhancement of our name will depend on the effectiveness of our marketing and advertising efforts and on our success in continuing to provide high-quality products and services, neither of which can be assured. If our customers do not perceive our service to be effective or of high quality, our brand and name recognition would suffer and our business would be materially adversely affected.

Our inability to obtain sufficient funds to grow our business could cause you to lose your investment in our securities.

We intend to continue to grow our business. Due to our limited operating history and the nature of our industry, our future capital needs are difficult to predict. Therefore, we will require additional capital to pursue anticipated or unanticipated opportunities, including strategic alliances and joint ventures, potential acquisitions, changing business conditions, and responding or repositioning the company due to unanticipated competitive pressures.

Obtaining additional financing, whether through the issuance of debt or equity securities or obtaining bank financing, will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us. If we are unable to raise additional capital, our growth and our competitiveness could be materially impeded.

Any damage to, or failure of, our systems or operations could result in reductions in, or termination of, our services which could adversely affect our business operations.

Our success depends on our ability to provide efficient and uninterrupted, high-quality services. Our systems and operations are vulnerable to damage or interruption from natural disasters, power loss, telecommunications failures, physical or electronic break-ins, sabotage, intentional acts of vandalism and terrorism and similar events that may be or may not be beyond our control. The occurrence of any or all of these events could hurt our reputation and cause us to lose customers.

Our business could suffer if we have to expend company and management resources in defending against intellectual property infringement claims by third parties.

We cannot be certain that our products and services do not or will not infringe upon valid patents, trademarks, copyrights or other intellectual property rights held or claimed by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business, and we may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt our business operations.

Our business will fail if the Internet does not continue to grow as a medium for voice communications.

The technology that allows voice communications over the Internet is still in its early stages of development. Historically, the sound quality of Internet telephony was poor. As the industry has grown, sound quality has improved, but the technology requires additional refinement. Additionally, the Internet's capacity constraints may impede the acceptance of Internet telephony. Callers could experience delays, errors in transmissions or other interruptions in service. Making telephone calls over the Internet must also be accepted as an alternative to traditional telephone service. Because the Internet telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our opportunity for profitability will be materially harmed.

Our business could fail if we are unable to detect or prevent any unauthorized transactions or thefts of services.

We may be the victim of fraud or theft of service by third parties. From time to time, callers have obtained our services without rendering payment by unlawfully using our access numbers and personal identification numbers. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. Our inability to detect or prevent any theft or fraud may cause our revenues to decline significantly and adversely affect our business.

Because we are unable to definitively predict the volume of usage and our capacity needs, we may be forced to enter into disadvantageous contracts that would reduce our operating margins.

We may have to enter into additional long-term agreements for communications transmission capacity. To the extent that we overestimate our call volume, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenue. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity through more expensive means or such capacity may not be available. As a result, our margins could be reduced and our business, financial condition and results of operations could be materially adversely affected.

Our business will fail if we are unable to keep pace with rapid technological changes in the communications industry.

Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete. To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to respond to technological advances and emerging industry standards on a cost effective and timely basis. If we are unable to do so, our business, financial condition and results of operations may be materially adversely impacted.

Governmental regulations both in the U.S. and abroad regarding the Internet may be passed which could increase our costs of doing business and adversely affect our business operations.

The legal and regulatory environment that pertains to the Internet is uncertain and is changing rapidly as use of the Internet increases. For example, in the United States, the Federal Communications Commission (FCC) is considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony. In addition, regulatory treatment of Internet telephony outside the United States varies from country to country. There can be no assurance that there will not be future interruptions in foreign countries or that we will be able to return to the level of service we had in each of these countries prior to any interruptions.

New regulations in the U.S. or abroad could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our products and services and limit the growth of our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that include:

•  sales and other taxes;
•  access charges;
•  user privacy;
•  pricing controls;
•  characteristics and quality of products and services;
•  consumer protection;
•  contributions to the universal service fund, an FCC-administered fund for the support of local telephone service in rural and high cost areas;
•  cross-border commerce;
•  copyright, trademark and patent infringement; and
•  other claims based on the nature and content of Internet materials.

Any changes in how companies, including us, are allowed to conduct business over the Internet could increase our costs of doing business and materially adversely affect our business and cause you to lose your investment in our securities.

Management will continue to own a majority of our common stock upon the completion of this offering and will be able to direct the operations of the Company otherwise subject to stockholder vote under the Delaware General Corporation Law.

Upon the completion of this offering, our officers and directors will continue to own a majority of the issued and outstanding common stock of the Company. Their majority ownership of the issued and outstanding voting securities will enable them to direct the affairs of the Company which would otherwise be subject to the consent of a majority of the Company’s stockholders, including but not limited to, amending the Company’s certificate of incorporation and by-laws, electing directors to the Board, selling all or substantially all of the Company’s assets and/or entering into one or more other transactions otherwise subject to stockholder consent under the Delaware General Corporation Law. Management’s concentration of voting power might make an investment in our common stock or other securities less attractive to investors or other strategic partners.

Risks Related to the Offering

There is no existing market for our common stock, and we do not know if one will develop that will provide you with adequate liquidity. You may not be able to resell our common stock at or above the offering price.

Currently, there is no public market for our common stock. The sales price to the public is fixed until such time as our common stock is quoted on the Over-The-Counter Bulletin Board, or the OTC Bulletin Board, or other exchange. Although we intend to apply to have our common stock quoted on the OTC Bulletin Board as soon as practicable, no assurance can be given that a market will develop for our common stock, or that if developed, such a market will be sustained. You may not be able to resell our common stock at or above the offering price, or at all.

If we fail to meet or are delisted from the OTC Bulletin Board, our common stock could trade on the “Pink Sheets” which could cause an investment in our securities to become illiquid.

Prior to this offering, there has been no public market for our securities. We intend to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934, as amended. If our common stock is quoted on the OTC Bulletin Board and a market for our common stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders. If our securities are delisted from the OTC Bulletin Board, they will likely be quoted in the over-the-counter market in the so-called “Pink Sheets.” The Pink

Sheets is neither an SEC-registered stock exchange nor a NASD Broker/Dealer and investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Consequently, there is a limited trading market for securities traded on the Pink Sheets and an investor in our Common Stock would find it more difficult to trade our securities.

Our Common Stock will be subject to SEC’s “penny stock” rules which may affect your ability to sell your shares.

Our Common Stock is subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Our common stock will be subject to the SEC’s rules relating to “penny stocks.”

We do not anticipate that we will ever pay cash dividends on our common stock.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Our preferred stock may be used to avoid a change in control of the Company, which could prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $0.0001 par value, with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although there are no shares of preferred stock currently issued and outstanding and we have no present intention to issue any shares of preferred stock, no assurance can be given that it will not do so in the future. See “Description of Securities - Preferred Stock.”

Such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. Any delay or prevention of, or significant payments required to be made upon, a change of control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

Our Certificate of Incorporation requires us to indemnify our directors, employees and consultants and other permitted persons to the fullest extent under the Delaware General Corporation Law which could have a material adverse effect on our business operations, causing you to lose your investment

Our Certificate of Incorporation, as permitted under the Delaware General Corporation Law, or the DGCL, provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, for dividend payment or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. Also, our Certificate of Incorporation requires us, to the fullest extent permitted under the DGCL, as such law may be amended or supplemented from time to time, any and all persons whom we shall have the power to indemnify under the DGCL, including employees and consultants, and which indemnification will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under our bylaws, by agreement, by vote of our stockholders or disinterested directors of the company or otherwise. Any of our resources, including money and time, expending in indemnifying any such persons could have a material adverse effect on our business operations, causing you to lose your investment.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future despite, and the size and timing of additional significant orders and their fulfillment. We have no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.50 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the $0.50 per share sales price of our common stock in private placement transactions of an aggregate of 2,185,300 shares consummated in November 2005 and February, May and June 2006. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus is a part. If our common stock becomes is quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering an aggregate of 2,185,300 shares of our common stock registered in a registration statement of which this prospectus forms a part. The selling stockholders acquired 1,039,800, 50,000, 1,058,000 and 40,000 shares of our common stock in private placement offerings consummated in November 2005 and February, May and June 2006, respectively, which were exempt from the registration requirements under Regulation D, Regulation S and Section 4(2) promulgated under the Securities Act. The best of the Company’s knowledge, none of the selling stockholders are a broker-dealer, underwriter or affiliate thereof. .

The following table provides as of October 19, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including, the number of shares of our common stock beneficially owned by each prior to this offering; the total number of shares of our common stock that are to be offered by each Selling Stockholder; the total number of shares that will be beneficially owned by each Selling Stockholder upon completion of the offering; the percentage owned by each upon completion of the offering.

The shares offered for resale by the selling stockholders are subject to lock-up agreement. The Company has agreed to release twenty-five percent (25%) of the shares on the effective date of the registration statement of which this prospectus is a part and an additional twenty five percent (25%) every ninety (90) days after public trading begins thereafter until no securities are subject to the lock-up agreement.

	Beneficial Ownership Before Offering(1)		Number of	Beneficial Ownership After Offering(1)
Name Of Selling Stockholder(1)	Number of Shares	Percent(2)	Shares Being Offered(3)	Number of Shares	Percent(2)
Richard Kraniak	330,000	1.8%	330,000	0	—
Michael Yat Tung Li	200,000	1.1%	200,000	0	—
Angus Mui and Bonnie Mui	100,000	*	100,000	0	—

	Beneficial Ownership Before Offering(1)		Number of	Beneficial Ownership After Offering(1)
Name Of Selling Stockholder(1)	Number of Shares	Percent(2)	Shares Being Offered(3)	Number of Shares	Percent(2)
Nicholas Romano and Geraldine Romano	90,000	*	90,000	0	—
Warren W. Wong	88,000	*	88,000	0	—
Timothy Colton	85,600	*	85,600	0	—
Mo Y. Wong	80,000	*	80,000	0	—
Hair Adventure Hair Salon, Inc.(4)	70,000	*	70,000	0	—
Joshua B. Colton	70,000	*	70,000	0	—
Michael A. Lashen	70,000	*	70,000	0	—
Scott E. Lyall	63,600	*	63,600	0	—
Dominic A. Mazzocco	60,000	*	60,000	0	—
Jeff E. Donnelley	60,000	*	60,000	0	—
Maurice and Emily Zylber, JTWROS	60,000	*	60,000	0	—
River Dragon Holdings Limited (5)	60,000	*	60,000	0	—
Gary Stiller and Denise Stiller	50,000	*	50,000	0	—
GH Marshfield Family Limited Partnership (6)	50,000	*	50,000	0	—
Isley Daniel Colton	50,000	*	50,000	0	—
James P. Lewis	50,000	*	50,000	0	—
Jones Lau and Maggie Lee	50,000	*	50,000	0	—
Lionel Leung	50,000	*	50,000	0	—
Patrick Martin	50,000	*	50,000	0	—
Shenarch Cuisine, LLC (7)	50,000	*	50,000	0	—
Stephen R. Abramowitz	50,000	*	50,000	0	—
William G. Burrill and Elsie V. Burrill	50,000	*	50,000	0	—
Peter Moscatelli and Rebeckah Moscatelli	30,600	*	30,600	0	—
Lawrence May	27,500	*	27,500	0	—
Andrew J. and Heidi M. Blanchard	25,000	*	25,000	0	—
Lawrence May, IRA Account	25,000	*	25,000	0	—
Edward N. Cannata	20,000	*	20,000	0	—
Harvey Lai	20,000	*	20,000	0	—

	Beneficial Ownership Before Offering(1)		Number of	Beneficial Ownership After Offering(1)
Name Of Selling Stockholder(1)	Number of Shares	Percent(2)	Shares Being Offered(3)	Number of Shares	Percent(2)
Kenichi Iwaoku	20,000	*	20,000	0	—
Doris Y.K.Wong	10,000	*	10,000	0	—
Johann Rudolf Schellenberg	10,000	*	10,000	0	—
Todd R. Moscatelli and Jennie C. Moscatelli	10,000	*	10,000	0	—
Total	2,185,300	11.7%	2,185,300	0	—

Notes

*	Represents less than 1%

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 18,635,792 share of common stock outstanding as of October 19, 2006, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(3)
Subject to a lock-up agreement. The Company has agreed to release twenty-five percent (25%) of the shares on the effective date of the registration statement of which this prospectus is a part and an additional twenty five percent (25%) every ninety (90) days after public trading begins thereafter until no securities are subject to the lock-up.

(4)	Owned and controlled by Mr. Joe Chiman and Ms. Jackie Chin who have the ultimate voting or investment control of securities held by this entity.

(5)	Owned and controlled by Mr. Ng Hai Aun Timothy who has the ultimate voting or investment control of securities held by this entity.

(6)	Owned and controlled by Ms. Linda D. DiTulio who has the ultimate voting or investment control of securities held by this entity.

(7)	Owned and controlled by Mr. Li Xian Li Luke who has the ultimate voting or investment control of securities held by this entity.

None of the selling stockholders:

•	has had a material relationship with us other than as a stockholder at any time within the past three years; or

•	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;

•	In privately negotiated transactions;

•	Through the writing of options on the common stock;

•	In short sales; or

•	In any combination of the aforementioned methods of distributions.

The sales price of the Commons Stock being offered to the public by the selling stockholders in this prospectus has been fixed at $0.50 per share until such time as our common stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to apply to have our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize or if materialized, be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each Selling Stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;

•	a price related to such prevailing market price of our common stock; or

•	such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus.

The estimated costs of this offering are $32,118. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our common stock;

•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling shareholders or any other such person. In the event that the selling shareholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

We are required by Section 131 of the Delaware General Corporation Law to maintain a resident agent in the State of Delaware. Our resident agent for this purpose is Harvard Business Services, Inc. located at 25 Greystone Manor, Lewes, Delaware 19958. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Delaware in the manner provided in Section 132 of the Delaware General Corporation Law.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages are as follows:
Name of Director	Age	Position
Michael C. Lee	55	President, Chief Executive Officer and Director
Zhong Hua Li	39	Chairman of the Board, Head of Asian Marketing and Sales
Hio Tong Ieong	43	Chief Technology Officer, Secretary and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Michael C. Lee - Mr. Lee has been serving as our President and Chief Executive Officer and as a member of our Board of Directors since our formation in November 2005. From September 1977 to December 1999, Mr. Lee was the President of East Coast Food Products based in Holbrook, Massachusetts. From December 1999 to November 2005, Mr. Lee was the President of Progressive Technology Partners, a consulting company located in Hingham, Massachusetts Mr. Lee has also served as a director on several publicly traded companies, including North American Scientific Corporation from March 1995 to March 2001 and Prime Spot Media from April 1994 to April 1998.

Zhong Hua (Jimmy) Li - Mr. Li has been serving as the Chairman of our Board of Directors and the Head of Asian Marketing and Sales since our acquisition of Beasley on November 30, 2005. Mr. Li had also served as the Head of Asian Marketing and Sales of Beasley since its formation in February 2004 until our acquisition of Beasley in November 2005. In March 2000, Mr. Li founded L&H Telecom, a telecommunications company. From L&H Telecom’s founding until March 2004, Mr. Li served as the company’s President and Chief Executive Officer.

Hio Tong (Ken) Ieong - Mr. Ieong has been serving as our Chief Technology and Secretary and as a member of our Board of Directors since our formation in November 2005. In February 2004, Mr. Ieong founded, and was the sole stockholder of, Beasley and served as its President and Chief Executive Officer and Chairman until our acquisition of Beasley in November 2005. In 1995, Mr. Ieong co-founded and was the Chief Communications Officer of Elephant Talk Limited, a facility-based international long distance carrier with offices and hubs in Hong Kong, Los Angeles, Boston, New York, Singapore and Beijing, until November 2003.

Compensation

  We do not currently pay, nor have we in the past, our directors or officers any salary or fees for their services.

Max International Investment Limited, a Hong Kong-based firm of which Zhong Hua Li is an officer, currently provides us with administration, accounting, human resources and IT support services in consideration for a monthly management fee of approximately $4,490 pursuant to a fee agreement, dated March 31, 2006, between Beasley and Max International. We indirectly own 100% of Max International through Beasley. Max International is a wholly-owned subsidiary of Beasley and an indirect wholly-owned subsidiary of our Company. The management fee paid to Max International is eliminated in consolidation of the Company.

Each of the officers and directors spend 100% of his time on the Company’s business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Significant Employees

We have no significant employees other than our officers and directors. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board of Directors

Our audit committee presently consists of our officers and directors. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock As of October 19, 2006 by (i) each executive officer named in the Summary Compensation Table under “Executive Compensation,” (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o ZipGlobal Holdings, Inc., 420 Washington Street, Unit LL-6, Braintree, Massachusetts 02184.

Name and Address of Beneficial Holder	Shares of Common Stock	Percentage of Common Stock(1)
Michael C. Lee 420 Washington Street, Unit LL-6 Braintree, MA 02184 --President, Chief Executive Officer and Director	2,510,240	13.5%

Zhong Hua Li 420 Washington Street, Unit LL-6 Braintree, MA 02184 --Chairman of the Board, Head of Asian Marketing and Sales	3,735,746	20.0%

Hio Tong Ieong 420 Washington Street, Unit LL-6 Braintree, MA 02184 --Chief Technology Officer, Secretary and Director	4,132,746	22.1%

Excel Faith Limited 905 Silvercord, Tower 2 30 Canton Road Tsimshatsui, Kowloon Hong Kong (2)	960,000	5.1%

All Executive Officers and Directors as a Group (without naming them) (3 persons)	10,378,732	55.6%

(1)
Applicable percentage of ownership is based on 18,635,792 shares of common stock issued and outstanding as of October 19, 2006. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Mr. Guo Jue Xiao owns 100% of Excel Faith Limited.

DESCRIPTION OF SECURITIES

General

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares, par value $0.0001 per share, of common stock and 5,000,000 shares, par value $0.0001 per share, of preferred stock. As of October 19, 2006, 18,635,792 shares of our common stock were issued and outstanding. Currently there are no shares of preferred stock issued and outstanding.

Common Stock

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock, in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Certificate of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Delaware.

In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although there are no shares of preferred stock currently issued and outstanding and we have no present intention to issue any shares of preferred stock, no assurance can be given that it will not do so in the future.

 Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

2006 Stock Option Plan. On March 20, 2006, our Board of Directors adopted, and our shareholders approved, the ZipGlobal Holdings, Inc. 2006 Stock Option Plan and reserved for issuance 1,700,000 shares of our common stock for issuance thereunder, subject to adjustment in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, as determined by the Board. A copy of the Plan has been filed as an exhibit to the registration statement, of which this prospectus forms a part. Terms not otherwise defined herein pertaining to the Plan shall have the meanings ascribed to them in the Plan.

Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by helping the Company obtain and retain the services of key employees, officers, consultants, and directors, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company.

Administration. The Plan is to be administered by a committee of the Board, consisting of two or more directors appointed by the Board. If the Board, in its discretion, does not appoint such a Committee, the Board itself will administer the Plan and take such other actions as the Committee is authorized to take hereunder; provided that the Board may take such actions hereunder in the same manner as the Board may take other actions under the Company’s certificate of incorporation and by-laws generally.

Awards. The Plan authorizes the Board or a committee of the Board, to issue two different types of options, options intended to qualify under the Internal Revenue Code of 1986, as amended (ISOs), and non-statutory stock options not intended to qualify under the Code (NSOs).

Authority and Discretion of Committee. The Committee has full and final authority in its discretion, at any time and from time to time, subject only to the express terms, conditions and other provisions of the Company’s certificate of incorporation, by-laws and the Plan, as to and the specific limitations on such discretion set forth herein:

(i)
to select and approve the persons who will be granted options under the Plan from among the eligible participants, and to grant to any person so selected one or more options to purchase such number of shares of common stock as the Committee may determine;

(ii)
to determine the period or periods of time during which options may be exercised, the exercise price and the duration of such options, and other matters to be determined by the Committee in connection with specific option grants and agreements as specified under the Plan;

(iii)
to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the operation and administration of the Plan; and

(iv)
to delegate all or a portion of its authority under the Plan to one or more directors of the Company who are executive officers of the Company, but only in connection with options granted to eligible participants who are not officers or directors of the Company, and subject to such restrictions and limitations (such as the aggregate number of shares of common stock called for by such options that may be granted) as the Committee may decide to impose on such delegate directors.

Limitation on Authority. Notwithstanding the foregoing, or any other provision of the Plan, the Committee will have no authority to grant options to any of its members, unless approved by the Board.

Designation of Options. Except as otherwise provided herein, the Committee will designate any option granted hereunder either as an ISO or as an NSO. To the extent that the Fair Market Value (determined at the time the Option is granted) of Stock with respect to which all ISOs are exercisable for the first time by any individual during any calendar year (pursuant to the Plan and all other plans of the Company and/or its subsidiaries) exceeds $100,000, such option will be treated as an NSO. The Committee may grant ISOs only to persons who are employees of the Company and/or its subsidiaries.

Option Agreements. Options will be deemed granted hereunder only upon the execution and delivery of an Option Agreement by the Optionee and a duly authorized officer of the Company. Options will not be deemed granted hereunder merely upon the authorization of such grant by the Committee.

Payment of Exercise Price. Each Option Agreement will specify the exercise price with respect to the exercise of Option Stock thereunder, to be fixed by the Committee in its discretion, but in no event will the exercise price for an ISO granted hereunder be less than the Fair Market Value (or, in case the optionee is a 10% Stockholder (as defined in the Plan), one hundred ten percent (110%) of such Fair Market Value) of the Option Stock at the time such ISO is granted, and in no event will the exercise price for an NSO granted hereunder be less than the 80% of Fair Market Value. The exercise price will be payable to the Company in United States dollars in cash or by check or, such other legal consideration as may be approved by the Committee, in its discretion.

Termination of the Option. Except as otherwise provided in the Plan, each option agreement will specify the period of time, to be fixed by the Committee in its discretion, during which the option granted therein will be exercisable, not to exceed ten (10) years from the date of grant in the case of an ISO; provided that the option period will not exceed five (5) years from the date of grant in the case of an ISO granted to a 10% Stockholder (as defined in the Plan).

To the extent not previously exercised, each option will terminate upon the earliest of the following occasions: (i) expiration of the option period specified in the option agreement; (ii) thirty (30) days after the date that the optionee ceases to be an Eligible Participant for any reason, other than by reason of death, disability, and cessation of optionee’s services; (iii) twelve (12) months after the date that the optionee ceases to be an Eligible Participant by reason of such person’s death or disability; or (iv) on the date immediately preceding the date Optionee’s services ceased. If, on the date of termination, the optionee is not vested as to his or her entire Option, the shares covered by the unvested portion of the option shall revert to the Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Committee, the option shall terminate, and the shares covered by such Option shall revert to the Plan.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for an optionee to have the right to exercise his or her option until ten (10) days prior to such transaction as to all of the optioned stock covered thereby, including shares as to which the option would not otherwise be exercisable. In addition, the Committee may provide that any Company repurchase option applicable to any shares purchased upon exercise of an option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an option will terminate immediately prior to the consummation of such proposed action.

Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the optionee shall fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If an option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the optionee in writing or electronically that the option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the option shall terminate upon the expiration of such period. For the purposes of this paragraph, the option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each share of optioned stock subject to the option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option, for each share of optioned stock subject to the option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or sale of assets.

Lock-Up Period. The Plan provides that shares of the Company’s common stock issued upon the exercise of an option granted under the Plan may not be, directly or indirectly, sold, transferred, assigned, encumbered or otherwise for a period of not less than 24 months following the date of issuance.

On June 19, 2006, the Company granted (i) three consultants non-qualified stock options (NSOs) exercisable for an aggregate of 205,000 shares of the Company’s common stock and (ii) ten employees incentive stock options (ISOs) exercisable for aggregate of 227,500 shares of the Company’s common stock. The options granted to such individuals are exercisable at $0.50 per share and vest in one-third increments commencing on the first anniversary date of the date of grant. The NSOs granted to the three consultants expire on December 19, 2009, and the ISOs granted to the ten employees expire on June 19, 2010.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

Virginia K. Sourlis, Esq. of The Sourlis Law Firm has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. Ms. Sourlis and her firm have consented to being named as an expert in the Company’s registration statement, of which this prospectus forms a part. Ms. Sourlis’s and her firm’s consent has been filed as an exhibit to the registration statement.

Meyler & Company, LLC, our independent registered public accounting firm, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Meyler & Company, LLC has presented their report with respect to our audited financial statements. The report of Meyler & Company, LLC is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we are required to indemnify an officer, director, or former officer or director, to the full extent permitted by Section 145 of the DGCL, provided that the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the company. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions.”

DESCRIPTION OF BUSINESS

General

We were incorporated in the State of Delaware on November 17, 2005. On November 30, 2005, we acquired Beasley Holdings Limited, a British Virgin Island company, through an arms’-length transaction pursuant to which we issued an aggregate of 16,000,000 shares of our common stock in a share exchange to the stockholders of Beasley. We have been operating 100% of our business operations through Beasley since our acquisition of Beasley in November 2005.

We are a retail provider of Internet telephony services with over 5,000 registered subscribers as of October 19, 2006. By utilizing next-generation technology called Voice over Internet Protocol, or VoIP technology, as the primary conduit for transmitting multi-way multimedia data, we are able to bypass the high international services rates set by traditional service providers to provide our subscribers with high quality, low-cost communication services comparable to traditional circuit-switch telephone services. While we sell our services to all parts of the world, over 40% of our current customers are located outside of the United States and Canada, and our growth strategy has been focused on the domestic and international Asian markets. In May 2004 and January 2005, we opened sales offices in Hong Kong and mainland China, respectively, to support direct retail sales and to better serve our customers in Asia.

Since February 2005, we also purchase blocks of VoIP telephony minutes from telecommunication providers and resell them to other telecommunication provides. We conduct this portion of our business pursuant to contracts we have suppliers and purchasers of domestic and long-distance telecommunication minutes pursuant to which we purchase blocks of VoIP minutes and resell them on agreed upon prices without volume commitments. . In 2005, our resell business generated approximately $2 million of revenue, representing approximately 80% or our total revenue. Our retail business has generated $0.4 million of revenue in 2005 but with significantly higher profit margins than our resell business.

Our retail business focuses on two major categories of customers: business and residential. We currently offer three digital telephone service plan groups, each with an initial activation and monthly fee and with certain features not offered by standard telephone services, including global call forwarding and the ability for subscribers to select local area codes from over 30 countries, including the U.S. and Canada.

Our subscribers utilize our communication services by simply plugging a standard telephone into a VoIP gateway purchased by them from one of our sales representatives. The gateway has the look and feel of a common cable converter box and connects directly to a subscriber’s broadband Internet connection. The gateway box works by converting voice signals into digital data packets for transmission over the Internet. By providing our services through a subscriber’s existing broadband Internet connection, we are able to monitor, maintain and expand our network quickly and efficiently while minimizing capital and operating cost savings.

We have not achieved profitability since our inception and our independent auditors have expressed doubt as our ability to continue as a going concern. We intend, however, to increase our sales by offering value-added voice and multimedia communication services, although no assurances can be given.

Resell Business

Our resell business consists of our purchase and resale of blocks of domestic and long distance VoIP telecommunication minutes. We conduct our resell business through various contracts we have with providers and purchasers of telecommunication time. Under our purchase contracts, we have agreed to pay certain negotiated prices for blocks of domestic and long distance VoIP telephony minutes on as needed basis. We then resell these blocks of VoIP telephony minutes pursuant to contracts with other telecommunication providers at agreed upon prices and on as used basis, realizing profits on the price differential between our purchase price and resell price.

Although our resell business generated approximately $2 million of revenue in 2005, which represented approximately 80% or our total revenue, our profit margins are not significant. For that reason, we are focused on growing our retail business.

Retail Business

Technology

Our scaleable technology platform is designed to provide customers with the familiar functions and ease of use associated with traditional telephone service while allowing us to maintain and upgrade our network without significant capital expenditure and to provide our services at a low cost. We have also developed a number of software systems, such as our web-based billing system, that provide our customers with valuable features while simultaneously enabling us to manage our business more efficiently.

In order to use our VoIP telephone services, customers must have access to a broadband Internet connection with sufficient bandwidth (generally 60 kilobits per second or more). Our current system is currently handling an average of 250 simultaneous calls. It can, however, handle up to 4,000 simultaneous calls, and we would be able to increase our current system’s capacity to handle up to 250,000 simultaneous calls for an estimated cost of $450,000. We believe that our current technology platform is sufficient and will satisfactorily service our needs for the foreseeable future, although no assurances can be given. As our business grows and we gain more subscribers, the majority of increased operational costs will be our purchase of additional internet bandwidth which is readily available at an average cost of $100 to $200 per megabit (1 megabit = 1,024 kilobits). However, our regional data connection points, which are the facilities at which our network interconnects with the public switched telephone network, are maintained by third party internet service providers (ISPs), and therefore, our internet capacity and quality of service is dependent to a large degree on such third party ISPs technology over which we have no control.

Sales Process

We utilize sales agents on a commission basis. When our sales agents introduce a new client transaction, we undertake no financial risk. Pursuant to our dealer agreements, our sales agents provide us with a security deposit of $75 per kit for an initial kit of 50 to 100 kits.

One of our most significant initial costs is our acquisition cost of the gateway boxes. We purchase the gateway boxes various manufacturers from different countries on as needed basis. We do not have any contracts or arrangements with any manufacturer and are not committed to buying any gateway boxes at any time. Our current cost for each kit is approximately $25.00. When shipping and handling costs are added, our total costs are approximately $35.00. Our goal is to show that the initial transaction not only has no financial risk, but it also has a strong upside that becomes apparent even before the new customer makes the first call.

With regards to the new customer sign up, a customer is charged (a) a $29.95 activation charge, (b) a $20 credit payment (that can be used at any time) for calls made to other parts of the world that are outside of the traditional areas of the United States, Canada and much of Asia and (c) the first month sales charge, depending on the plan selected.

By initiating this pricing and billing process, we have almost completely eliminated “Account Receivables” by collecting the first month’s fee upon signing, and having each successive month automatically billed to a subscriber’s credit or debit card on a specific date. Another option is to go to our web site and purchase additional time, so that payments can be debited.

Products and Services

We have identified two major categories of customers: (1) business and (2) residential users. Business and residential users compile 18% and 82%, respectively, of our retail business.

Business Users

Businesses included in this group range from Southeast Asian companies with branch offices in North America or Europe, to North American firms with joint ventures in Asia or Latin America, to import and export businesses in South Asia. Individual consultants with international business relations are also included in this group. This particular category of customers demands high quality and reliable services. They are also more willing to pay for value-added service features that help to generate sales and improve cost efficiency. For this group, new carrier features, such as caller ID, call waiting and call forwarding are included. A subgroup of business users includes telemarketers, calling centers, phone booths and hotels. Such businesses tend to have high usage demands and therefore make up a lucrative market segment.

Residential Users

Residential users with relatives and friends abroad are always seeking cost effective options for staying connected. For example, immigrants from Asia to North America need to keep in touch with family and friends in Asia. These customers tend to be tech-savvy as well as price sensitive. We also seek to appeal to individuals who are tired of dealing with the high cost of landline calling and the hassles associated with using calling cards. Our sales network is tapping into this market and is working to expand our market reach.

Basic Services

We offer three groups of international telephony service plans: Business, Family and Value. Customers enjoy international calling at the lowest per-minute rates and the best flat rate monthly plans in the market. For a rate plan summary, see “Service Pricing.”

Our current service features include:

•	Fax - Users can send and receive faxes through our service. This feature helps to further increase cost savings for business users.

•
Local Numbers - Users can receive phone calls from non-ZipGlobal callers on local numbers with the area of code of their choice for over 30 countries, including the U.S. and Canada. The user can bring the gateway and the local number with them while they travel overseas. They can receive calls on the gateway as if they never left home.

•	Extended Wireless Calling - Users can make international calls on their mobile phones.

Recognizing that our customers in East Asia require more flexibility in payment methods, we launched the retail package, ZipGlobal To-Go, in April 2004. Once the customers purchase the service kit, which includes a gateway device and 500 free calling minutes, they never need to worry about activation, cancellation or monthly fees. To use the service, they can purchase the To-Go Recharge Cards from dealers and retailers or make credit card payments online. Many of our customers have found the To-Go package to be an appropriate gift for numerous occasions.

The table below summarizes plans offered since July 2005:

	Value	Family	Business
Basic Fee	$2.95/month	$19.95/month	$34.95/month

Free Regions	NA	US & Canada	US & Canada

Min Cap	NA	1,000	4,000

Include More Free Zones: Mainland China, Hong Kong, Asia	NA	$34.95/month (2,000 minutes)	$54.95/month

Include Even More Free Zones: Japan, Korea, Singapore, Malaysia, Australia, New Zealand	NA	NA	$69.95/moth

US Local Number (DID) Optional	$4.95/month $0.01/minute Free in-network calls	$4.95/month Free incoming calls	1 Free number

Canada Local Number (DID) Optional	$4.95/month $0.02/minute Free in-network calls	$4.95/month $0.015/minute	$4.95/month Free incoming calls

International Rates (per minute):

US & Canada	$0.02/minute	$0.01/minute	$0.01/minute

Mainland China	$0.02/minute	$0.01/minute	$0.01/minute

Taiwan	$0.02/minute	$0.015/minute	$0.01/minute

Singapore	$0.025/minute	$0.015/minute	$0.01/minute

Japan	$0.025/minute	$0.015/minute	$0.01/minute

An activation fee of $29.95 is charged at the time of signup, though pricing is subject to change at any time without prior notice. However, customers may try our service risk free under our 30-day trial period policy. Our ZipGlobal To-Go service kit includes a Sipura SPA-1000 gateway device and $10 of free calling minutes (equivalent of 500 minutes if calling the United States, Canada, mainland China, Hong Kong, or Taiwan. If a customer would like to enjoy the benefits of our other service plans, they can upgrade their service at any time. Otherwise, they can continue using the To-Go service by purchasing the ZipGlobal To-Go Recharge cards.

Subscribers’ Locations

We currently have over 5,000 registered subscribers. The table below lists where they are generally located:

Locations	Percentage of Subscribers
United States	47%
Canada	12%
Taiwan	12%
China	6%
India	3%
Hong Kong	2%
Jordan	2%
Argentina	1%
Nigeria	1%
Caribbean, Europe, Middle East, South East Asia	4.8%
Other Countries	9.2%
Total	100%

Business Strategy

Signing on customers is our core business strategy. We believe that a strong brand identity and reputation for quality communication services are instrumental to building a customer base. In the first half of 2005, we completed Phase I of our business strategy in which we specifically directed our marketing efforts to the Chinese and Chinese American communities in North America. In second half of 2005, we commenced Phase II of our business strategy in which we are seeking to leverage the scalability of our technology to implement sales throughout the Asian markets, particularly Hong Kong, Taiwan, mainland China and the Philippines. We have customer service personnel in China and intend to hire a marketing staff in the near future to facilitate our expansion in China and the Far East. We are also contemplating ways to introduce our services to other high growth international markets, such as Latin America and Africa, although no assurances can be given that we will ever be able to implement any such strategies due to our current financial condition.

Although we have not achieved profitability since our inception, we believe that we will be able to build brand recognition by exploring strategic and synergistic co-branding partnerships with innovative businesses at minimal costs to us. We also plan to launch a print, TV and online advertisement campaign in Asia to promote our services if and when we are financially able to do so, although no assurances can be given that we will ever be financially able to do so.

Our Strengths

We believe that our business model has the following strengths:

•
High-quality of service. VoIP technology sends voice and other multimedia data packets over the Internet between multiple users. Since its development, the technology has been heralded as the future of telecommunications. However, poor voice quality of service has been the biggest obstacle to general market acceptance. Our digital telephony service, however, is built on Session Initiation Protocol, or SIP, which transfers voice data packets faster and more reliably over the Internet than the first-generation VoIP protocol, H.323. Our strategy is to capitalize on this advantage. We believe that the quality of our telephony service is virtually indistinguishable from that of traditional circuit-switched public switched telephone network, or PSTN. In order to enable users to terminate phone calls within our network as well as to PSTN phones, our switch, built with our proprietary software technology, dispatches calls seamlessly between callers.

•
Ability to bypass traditional network. Calls routed through our network bypass a large portion of the PSTN network, thereby lowering the cost of calls terminated on regular landline and wireless phones which we believe provide us with a significant cost advantage, compared to traditional telecom service providers. These lower costs enable us to pass on the savings to our customers.

•
Scalability of service to expand beyond traditional means of communication. Our technology is highly scalable. Currently, our customers enjoy quality digital and wireless phone and fax services to anywhere in the world. Our customers can also receive calls on their local numbers for over 30 countries, including the U.S. and Canada. We intend to increase our service offerings to give our customers a wide range of options to personalize their communication packages, customized to fit their needs. Such services will include conference calling and international call forwarding, among others.

We believe that these competitive advantages should uniquely position us to attract customer interest and retain customer loyalty.

Our current switching equipment is capable of handling 4,000 simultaneous calls whereas our peak usage is 150 simultaneous calls. We believe we can increase our business with minimal increased equipment costs.

Market

We compete in the rapidly evolving international long distance and local telecommunications services market. Most if not all of our competitors are larger than us and have greater resources. Our service uses the Internet as the primary conduit for transmitting multi-way multimedia data, which allows us to bypass the high international service rates set by traditional service providers. While we sell our service to all parts of the world, our initial strategy is to capture a majority of the market share in North America and East Asia.

While our services can be used through dial-up Internet, broadband Internet connection improves the ease of use and scalability of our services. We are planning, therefore, that the increased adoption rate of broadband Internet technology will allow us to capture a significant international market share in digital telephony.

While we are concentrating on expanding our market shares in North America and East Asia, we are already distributing our products to other parts of the world, such as South Asia (especially India), Europe, Latin America and Africa. More than 40% of our existing customers live in these regions.

Competition

We face strict competition from traditional telecommunications, cable and VoIP service providers, including Vonage and Packet8. Most of our competitors are larger than us and have great resources. We seek to differentiate ourselves from our competitors by offering unique value-added service features and low international calling rates. At the same time, we aim to capitalize on our know-how and experience in marketing to the Asian community and in building a powerful direct sales network in Taiwan, Hong Kong and mainland China where the market is still in its infancy and where our competitive advantages are especially pronounced.

In the U.S., the VoIP service model in general is able to offer a lower calling rate than that of traditional telephone services. The cost savings are even higher in Asia. AT&T, SBC and Verizon, as well as cable Internet providers such as Comcast have recently entered the market with their own offerings. Traditional telecom service providers of some Asian countries will also start to compete in the Asian markets.

Competitive Advantages

We recognize that price competition has traditionally driven calling rates and profits down. In addition to offering low calling rates, we seek to differentiate our services and generate significant profit margins by focusing on enhancing and protecting our competitive advantages.

Local numbers - We offer local numbers in over 30 countries, including the U.S. and Canada. These local numbers should customers living in the U.S., for example, to receive calls from their relatives in one of the other countries on their local numbers, and will only be charged domestic long distance rates. From building partnerships to designing creative service packages, we believe we are uniquely positioned.

Direct sales network - We conduct a large portion of our direct sales and marketing through our dealer network. We are continuously looking to expand our dealer network, which we consider to be an important asset.

Sales and Marketing

Our marketing plan is to utilize online and offline marketing channels, recognizing that customers utilizing the two channels exhibit different characteristics and bear diverse incentives. Our Phase I rollout has been specifically targeted to the Chinese and Chinese American communities in North America. Phase II rollout is leveraging the scalability of our technology and implement sales and marketing strategies throughout Asia. We believe that our marketing plan is thorough in identifying and leveraging all available avenues.

Offline Marketing

Since our services bear many similarities to the mobile telephone business and because a large network of mobile service retailers already exists across North America and Asia, we have been directly marketing our services directly through these mobile phone service reseller locations and independent representatives who participate in the ZipGlobal Dealer Program. We view our dealer network as a valuable asset. We believe that dealers help us expand our market reach and contribute to sales growth. They use local languages and distribute our service with an understanding of local customs. Thus, they provide the necessary local representation for us in geographical areas in which we do not yet have a presence. Our ZipGlobal Dealer Program is designed to allow dealers to serve as the collection agents in cash transactions, which is important in countries where credit card usage is uncommon. Instead of opening a branch office at each international location, we decrease our overhead cost and protect our bottom line by marketing through our dealers.

We pay monthly residual commissions to our dealers for as long as a customer stays with us. To support the dealers in local and regional marketing and sales, we assign each dealer a dealer account manager who provides training workshops to enable our representatives to conduct grassroots sales campaigns.

Online Marketing

Our services require customers to have Internet access. Therefore, existing Internet users represent an important pool of potential customers. Our website, www.zipglobal.com, is a key tool for promoting direct marketing. When new services are offered in addition to our basic services, customers will be able to subscribe to them through our website. The website will therefore serve as a sales and marketing as well as community-building conduit that is anticipated to help to increase customer retention and ensure high-quality of customer service.

The Chinese and English websites have been launched to serve the Chinese speaking community around the world. The website can also be published in other languages. Our system has been designed to scale up to handle multilingual sites.

Branding

Brand recognition is important to our long-term success. We approach this by:

•
Capitalizing on word-of-mouth advertising - Word-of-mouth referrals have proven to be key in generating customer signups. We intend to build our brand image based on a reputation of innovation and reliability through providing customized quality telecommunication services, creative next-generation communication solutions, and responsive customer service.

•
Uniform marketing image and message - We require all dealers to use our logo and marketing information in the promotion of our services. By presenting a uniform message, we eliminate potential confusions that may arise from inconsistent information on the web. By making our logo and information visible through sales, marketing and partnership channels, customers will associate our marketing message with our logo image.

Government Regulation

Our ability to provide VoIP communications services at attractive rates arises in large part from the fact VoIP services are not currently subject to the same regulation as traditional telephony. Because their services are not currently regulated to the same extent as traditional telephony, VoIP providers can currently avoid paying charges that traditional telephone companies must pay. Local exchange carriers are lobbying the Federal Communications Commission (FCC) and the states to regulate VoIP on the same basis as traditional telephone services. The FCC and several states are examining this issue. If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund (USF) or other charges. Regulations requiring compliance with the Communications Assistance for Law Enforcement Act (CALEA), or provision of the same type of 911 services as required for traditional telecommunications providers could also place a significant financial burden on us depending on the technical changes required to accommodate the requirements. The imposition of any such additional fees, charges, taxes and regulations on IP communications services could materially increase our costs and may limit or eliminate the competitive pricing advantage we currently enjoy.

In addition, regulatory treatment of Internet telephony outside the United States varies from country to country. There can be no assurance that there will not be future interruptions in foreign countries or that we will be able to return to the level of service we had in each of these countries prior to any interruptions. New regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our products and services and limit the growth of our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that include:

•  sales and other taxes;
•  access charges;
•  user privacy;
•  pricing controls;
•  characteristics and quality of products and services;
•  consumer protection;
•  contributions to the universal service fund, an FCC-administered fund for the support of local telephone service in rural and high cost areas;
•  cross-border commerce;
•  copyright, trademark and patent infringement; and
•  other claims based on the nature and content of Internet materials.

Employees

We have a team of motivated and experienced professionals from marketing, business development, to research and development. We currently staff a customer service team in China to keep our costs low. We train the staff in house to provide high-quality customer service. The team will be expanded as our customer-base grows. Additional branch offices will be established abroad, as our revenues are derived from other countries. We currently have a total of ten full time employees, six in China and four in Hong Kong. Of our ten employees, four are employed in marketing, four are employed in research and development and remaining two are employed in accounting, administration and customer service.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion together with "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to the restatement of the Company’s previously filed financial statements as discussed in Note K to the Consolidated Financial Statements filed with this Amendment.

Business Overview

ZipGlobal Holdings, Inc. is a Delaware corporation working through its wholly-owned subsidiary Beasley Holdings Limited, a British Virgin Island company located in Hong Kong and acquired by us in a share exchange consummated in November 2005. Through Beasley, we provide Internet telephony services to over 5,000 registered subscribers as of October 19, 2006 by utilizing Voice over Internet Protocol, or VoIP, technology. While we sell our services to all parts of the world, over 40% of our current customers are located outside of the United States and Canada and our growth strategy has been focused on the domestic and international Asian markets. We also sell telecommunication time to other resellers of telecommunication time. In May 2004 and January 2005, we opened sales offices in Hong Kong and mainland China, respectively, to support direct sales and to better serve our customers in Asia.

We have incurred cumulative losses of $724,649 since our inception, and our auditors have expressed doubt about our ability to continue as a going concern. In order to grow our customer base and revenue, we seeking to grow our business by increasing our sales force in Asia. We are pursuing to grow our business in the near term to capitalize on the current expansion of Internet broadband usage and to establish ourselves in VoIP market in Asia. We intend to continue to pursue growth because we believe it will position us as a viable competitor in the long term. This strategy, however, will result in further net losses.

Trends and Uncertainties in Our Industry and Business

A number of trends in our industry and business have a significant effect on our results of operations and are important to an understanding of our financial statements. These trends include:

Asian Market for VoIP Services

As our sales and marketing plans focus on Asia and Asian markets. We believe that that there is a growing utilization of VoIP telephony in Asia which is driven by three factors: (i) high domestic and international calling rates offered by traditional telephone providers compelling users to seek out less expensive alternatives; (ii) frequent changes in technology encouraging users to be more accepting of new technology; and (iii) lower broadband prices increasing our potential subscriber base. To take advantage of the growing Asian telecommunications market, we opened Hong Kong office in May 2004 and in China in January 2005. We intend to open several more offices in China, although no assurances can be given. We believe that Asia will become the largest revenue source for us, although no assurances can be given.

Decreasing long distance rates and new offering by cell phone carrier

We have also observed an overall decrease in long distance rates as traditional telephone providers feel market pressures from the VoIP telephony industry and other telecommunication providers. There is also an observable increase in cellular phone usage and similar technologies which can be expected to put downward pressure on our business and which, if it continues, could substantially hurt our ability to achieve or maintain profitability.

Government Regulation

Local exchange carriers are lobbying the Federal Communications Commission (FCC) and the states to regulate VoIP on the same basis as traditional telephone services. The FCC and several states are examining this issue. If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund (USF) or other charges. Regulations requiring compliance with the Communications Assistance for Law Enforcement Act (CALEA), or provision of the same type of 911 services as required for traditional telecommunications providers could also place a significant financial burden on us depending on the technical changes required to accommodate the requirements. The imposition of any such additional fees, charges, taxes and regulations on IP communications services could materially increase our costs and may limit or eliminate the competitive pricing advantage we currently enjoy.

In addition, regulatory treatment of Internet telephony outside the United States varies from country to country. New regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that adversely affect our business.

Operating Revenues

Telephony services.

We offer three subscription plans: Value, Family and Business, each with it owns monthly fee schedule and calling minutes per month. Subscribers utilize our communication services by simply plugging a standard telephone into a VoIP gateway. Our customers purchase their gateway kits from one our sales representatives who purchase an initial set of 50 to 100 gateway kits from us for an initial security deposit of $75.00 per kit, with additional kits at no extra charge.  Our cost of a gateway kit is approximately $35.00, including shipping and handling. We buy the gateway boxes from third party suppliers throughout the world on an as needed basis and without any contractual obligations or arrangements.

Subscribers are charged a one-time activation fee of $29.95. We also automatically charge our monthly subscription fee to our customers’ credit or debit cards monthly in advance and automatically charge the per minute fees not included in our monthly subscription fees to our customers’ credit or debit cards monthly in arrears.

By initiating the above outlined pricing and billing process, we are able to reduce the amount of accounts receivable by collecting the first month of service to a customer upon signing, and by having each successive month automatically billed to a customer’s debit, credit or charge card of choice on a specific date, much like an Internet service provider (ISP) or a health club. Customers also have the option to visit our web site, www.zipglobal.com, and purchase additional time so that payment can be debited or billed.

Resell Business.

We also resell blocks of telecommunication time to other telephony service providers for a profit on an as used basis. We are able to conduct this portion of our business through our management’s business contacts.

Results of Operations

Revenues. We recognize revenue through our retail sales consisting of the sale of gateway kits, subscription services plans and fees and our prepaid ZipGlobal To-Go Recharge Cards and through our resale of blocks of telecommunications time to other telecommunication providers. Our overall revenues were $1,179,093 for the three month period ended June 30, 2006, compared to $278,540 for the three month period ended June 30, 2005. Our overall revenues were $2,498,232 for the fiscal year ended March 31, 2006, compared to $498,528 for the period from our inception on March 18, 2004 to March 31, 2005. These increases were primarily driven by our resell business, commenced in February 2005, whereby we repurchase blocks of VoIP of telephony minutes from telecommunication providers and resell them to other telecommunications providers on a usage basis.

Revenues from our retail sales for the first quarter ended June 30, 2006 decreased by $57,634, or approximately 39.6%, to approximately $87,822 from approximately $145,456 for the first quarter June 30, 2005. For the fiscal year ended March 31, 2006, they increased by approximately $49,655, or 12.5%, to approximately $445,599 from approximately $395,944 for the fiscal year ended March 31, 2005. Revenues from our retail business consist of activation fees, monthly fees and prepaid fees described below.

Activation fees consist of a customer’s purchase of a gateway kit from one of our sales representatives and subscribing to one or more of our three service plans which includes the customer paying the first month’s subscription fee at the time of signing. Activation fees decreased by approximately $17,904 for the first quarter ended June 30, 2006, or approximately 67.8%, to approximately $8,470 from approximately $26,374 for the first quarter ended June 30, 2005. This decrease was due to a decrease in number of new customer subscriptions. Activation fees increased by approximately $21,368 for the fiscal year ended March 31, 2006, or approximately 37.1%, to approximately $79,047 from approximately $57,679 for the fiscal year ended March 31, 2005. This increase was due to the fact that we commenced our retail business in May 2004 and associated activation fees are being amortized into income over the estimated customer relationship period.

Monthly fees for the quarter ended June 30, 2006 decreased by approximately $18,263, or approximately 23.5%, to approximately $59,309 from approximately $77,572 for the quarter ended June 30, 2005. This decrease was due to a decrease in customers’ usage of our VoIP telephony services. Monthly fees for the fiscal year ended March 31, 2006 increased by approximately $22,374, or approximately 8.4%, to approximately $287,537 from approximately $265,164 for the fiscal year ended March 31, 2005. This increase was due to customers’ increased usage of our VoIP telephony services.

Prepaid fees for the quarter ended June 30, 2006 decreased by approximately $21,467, or 51.7% to approximately $20,043 from approximately $41,510 for the quarter ended June 30, 2005. This decrease was due to a decreased sale of our prepaid ZipGlobal To-Go Recharge Cards. Prepaid fees for the fiscal year ended March 31, 2006 increased by approximately $5,914, or 8.1%, to approximately $79,014 from approximately $73,101 for the fiscal year ended March 31, 2005. This increase was due to increased purchases of our prepaid ZipGlobal To-Go Recharge Cards.

Costs of Sales. The cost of sales consists of costs associated with purchasing gateway systems and equipment and shipping and handling of gateway systems to our dealers and our costs associated with our purchases of blocks of time in connection with our resell business. Our costs of sales for the quarter ended June 30, 2006 were $1,136,851 compared to $223,649 as of June 30, 2005. This increase was due to our purchases of blocks of VoIP telephony time in connection with our resell business which we commenced in February 2005. Our costs of sales for the fiscal year ended March 31, 2006 were $2,339,559, compared to $516,327 as of March 31, 2005. This increase was due to our purchases of blocks of VoIP telephony time in connection with our resell business which we commenced in February 2005. Cost of sales primarily consists of fees paid to other telecommunication providers for blocks of telecommunications time for our resale and retail businesses. Expenses paid to carriers increased to $1,104,514 for the quarter ended June 30, 2006, compared to $185,966 for the quarter ended June 30, 2005. Expenses paid to carriers increased to $2,256,808 for the fiscal year ended March 31, 2006, compared to $331,989 for the fiscal year ended March 31, 2005. These increases were due to our increased sales of blocks of VoIP minutes to third party telecommunication providers which necessitated our increased purchase of VoIP telephony to meet the increased demand. .

General and Administrative Expenses. Our general and administrative expenses consist of related overhead costs for sales, marketing, customer support, finance, human resources and management. Our general and administrative expenses increased to $116,241 for the quarter ended June 30, 2006 from $88,392 for the quarter ended June 30, 2005. Our general and administrative expenses decreased to $379,166 for the fiscal year ended March 31, 2006 from $395,680 for the period from our inception to March 31, 2005. The most significant components of general and administrative expenses are salaries, contributed services and rent. Salaries increased to $27,953 for the quarter ended June 30, 2006, compared to $20,876 for the quarter ended June 30, 2005. Salaries increased to $91,295 for the fiscal year ended March 31, 2006, compared to $89,924 for the fiscal year ended March 31, 2005. Contributed services increased to $39,000 for the quarter ended June 30, 2006, compared to $18,000 for the quarter ended June 30, 2005. Contributed services increased to $92,500 for the fiscal year ended March 31, 2006 from $60,000 for the period from our inception to March 31, 2005.Rent decreased slightly to $12,481 for the quarter ended June 30, 2006, compared to $12,932 for the quarter ended June 30, 2005. Rent increased to $61,039 for the fiscal year ended March 31, 2006, compared to $49,007 for the fiscal year ended March 31, 2005. This increase is due to the use of additional office space by the Company. However, the overall decrease in general and administrative expenses in fiscal year ended March 31, 2006 compared to the fiscal year ended March 31, 2005 was due to the $16,000 in stock based compensation for the fiscal year ended March 31, 2005 relating to the issuance of founders shares of stock upon the Company’s formation. There was no stock compensation in the fiscal year ended March 31, 2006.

Liquidity and Capital Resources

We have incurred significant operating losses since our inception. As a result, we have generated negative cash flows from operations and had an accumulated deficit of $724,649, causing our independent auditors to issue a “going concern” opinion. Our primary sources of funds have been loans from officers and from the sale of common stock in a series of private placement offerings. We borrowed an aggregate of $303,436 from two of our executive officers, $235,246 of which was converted into shares of common stock on March 28, 2006. We also sold an aggregate of 2,185,300 shares of our common stock in private placement transactions consummated in November 2005 and February, May and June 2006 for $0.50 per share, resulting in gross proceeds of approximately $1,092,650. We are using the proceeds from the loans and offerings for working capital and other general corporate expenses, including funding operating losses.

Cash Balance. At June 30, 2006, we had a cash balance of $840,355, compared to $45,270 as of June 30, 2005. This increase was primarily due to our private financing activities consisting of sales of our common stock to accredited investors under Regulation D of the Securities Act. We anticipate continuing to rely on private and public equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities.

Accounts Receivable. At June 30, 2006, we had accounts receivable of $48,255, compared to $0 as of June 30, 2005. At March 31, 2006, we had accounts receivable of $87,477, compared to $14,871 as of March 31, 2005. These increases were due to an increase in resale transactions in VoIP telephony minutes with other telecommunication providers.

Accounts Payable. At June 30, 2006, we had accounts payable of $71,831, compared to $31,253 as of June 30, 2005. This increase was due to an increase in resale transactions of VoIP telephony minutes to other telecommunication providers. At March 31, 2006, we had accounts payable of $103,749, compared to $55,797 as of March 31, 2005. This increase was due to an increase in resale transactions of VoIP telephony minutes with other telecommunication providers.

Accrued Expenses. At June 30, 2006, we had accrued expenses of $37,938, compared to $39,105 as of June 30, 2005. At March 31, 2006, we had accrued expenses of $39,871, compared to $42,586 as of March 31, 2005. These decreases were due to decreased commission expense resulting from a decreased number of new retail customers.

Deferred Revenues. At June 30, 2006, we had deferred revenues of $23,035, compared to $78,175 as of June 30, 2005. This decrease was due to a decrease in the number of new retail customers in the three month period ended June 30, 2006 compared to the three month period ended June 30, 2005. At March 31, 2006, we had deferred revenues of $26,870, compared to $33,249 as of March 31, 2005. This decrease was due to a decrease in the number of new retail customers.

Historically, our principal uses of cash have been to fund operating losses, which were driven by start-up costs associated with opening offices in Asia and the costs of developing our technology. We anticipate incurring net losses in the future as we seek to grow our customer base in Asia through the opening of additional sales offices.

To implement our growth strategy, we may need to seek additional funding by accessing the equity or debt capital markets. In addition, although we do not currently anticipate any acquisitions, we may need to seek additional funding if an attractive acquisition opportunity is presented to us. However, our significant losses to date may prevent us from obtaining additional funds on favorable terms or at all. Because of our historical net losses and our limited tangible assets, we do not fit traditional credit lending criteria, which, in particular, could make it difficult for us to obtain loans or to access the debt capital markets.

Critical Accounting Policies & Estimates

Our significant accounting policies are summarized in Note B to our financial statements. The follow describes critical accounting policies and estimates:

Use of Estimates

It is important to note that when preparing the financial statements in conformity with U.S. generally accepted accounting principles, management is required to make certain estimates and assumptions that affect the amounts reported and disclosed in the financial statements and related notes. Actual results could differ if those estimates and assumptions approve to be incorrect.

On an ongoing basis, we evaluate our estimates, including those related to estimated customer life, used to determine the appropriate amortization period for deferred revenue and deferred costs associated with customer activation fees, the useful lives of property and equipment as well as in U.S. dollar exchange rates with foreign currencies, among others, as well as our estimates of the value of common stock for the purpose of determining stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Inventory

        Inventory consists of the cost of customer equipment and is stated at the lower of cost or market, with cost determined using the first in first out (FIFO) method. We provide an inventory allowance for customer equipment that has been returned by customers but may not be able to be re-issued to new customers or returned to the manufacturer for credit.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement and income tax bases of assets and liabilities by using estimated tax rates in effect for the year in which the differences are expected to reverse. The measurement of a deferred tax asset is adjusted by a valuation allowance, if necessary, to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized. We have recorded a valuation allowance on the assumption that we will not generate taxable income.

Stock-Based Compensation

We account for stock based compensation using the fair value method. In determining fair value for the 432,500 in options issued on June 19, 2006, the Company is utilizing the Black-Scholes model with the following assumptions:

Risk-free rate	4.85%
Volatility	47%
Expected Life	3 years - 3.55 years
Dividend Yield	0%

The risk free rate is the expected U.S. Treasury rate over the expected life. The volatility reflects the estimated price movement of the Company’s stock. As the Company is not public, the Company utilized the price movements of similar publicly traded companies in estimating volatility. The expected life is the period for which the risk-free rate, volatility and dividend yield are to be applied. The dividend yield is based upon the estimated dividend yield over the expected life.

The above assumptions were made by the Company based upon management’s best estimates. Changes in these assumptions would impact the amount of stock-based compensation recognized by the Company. These assumptions would likely be different for future issuances of stock-based compensation. The following table summarizes the estimated increase (decrease) in the Company’s stock-based compensation based changes in estimates.

Assumption	Change	Change in Stock-Based Compensation
Risk-free rate	100 basis point increase	$ 2,000
	100 basis point decrease	$ (2,000)
Volatility	1000 basis point increase	$ 12,000
	1000 basis point decrease	$ (13,000)
Expected Life	Held until expiration	$ 8,000
	1 year decrease	$ (15,000)

Revenue Recognition

The Company earns revenue through the retail sales of VoIP gateway boxes and telephony minutes and through the resale of block VoIP telephony minutes to other telecommunications providers.

For retail sales, the Company earns revenues from the sale of VoIP gateway boxes and monthly, usage and activation fees in connection with a customer’s use of the Company’s telephony service. Pursuant to the Company’s agreements with its dealer representatives, the Company’s sales representatives are required to purchase an agreed upon number of VoIP gateway boxes for $75 per box as a security deposit. The Company recognizes revenue on the sale of a VoIP gateway boxes when a customer purchases the gateway box from a dealer representatives when subscribing the Company’s service. The Company furnishes additional gateway boxes to a dealer representative on a consignment basis and recognizes revenue only when it is sold to a customer. Monthly fees are automatically billed to customers each month and are recognized when earned. Usage fees are prepaid by customers and recognized as revenue based upon customer usage of the minutes. Activation fees are charged to customers for the purchase of gateway kits from one of our sales representatives and are necessary to utilize VoIP telephony minutes. These activation fees, along with the related costs up to but not exceeding the activation fees, are deferred and amortized over the estimated average customer relationship period. Through March 31, 2006, the average customer relationship period was determined to be 13 months based upon the Company’s review of its customer retention since inception.

The Company records the resale of block VoIP telephony minutes on a gross basis as the Company has latitude in establishing the resale price, has discretion in its selection of resale suppliers and has credit risk on the transactions. Accordingly, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is determinable and collectibility is probable.

Substantially all of our telephony services revenue is derived from monthly subscription fees that customers are charged under our service plans. We also derive telephony services revenue from per minute fees for international calls and for any calling minutes in excess of a customer's monthly plan limits. Monthly subscription fees are automatically charged to customers' credit or debit cards in advance and are recognized over the following month when services are provided. Revenue generated from international calls and from customers exceeding allocated call minutes under limited minute plans are recognized as services are provided, that is, as minutes are used, and are billed to a customer's credit card in arrears. As a result of our multiple billing cycles each month, we estimate the amount of revenue earned from international calls and from customers exceeding allocated call minutes under limited minute plans but not billed from the end of each billing cycle to the end of each reporting period. These estimates are based primarily upon historical minutes and have been consistent with our actual results

Contributed Services

The Company does not pay salaries or fees to its directors and officers. The Company’s policy is to record the fair value of services provided by directors and officers, as determined by management, as an expense and capital contribution when incurred.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

Executive Offices - United States. We currently lease an approximately 1,060 square foot space in Braintree, Massachusetts at $1,060 per month for our U.S. executive offices. The lease expires on February 28, 2007.

Sales Office - Guangzhou, China. We currently lease sales office space consisting of approximately 407 square feet located at Yi An Plaza, No. 33, Jian She Liu Road, Guangzhou for a monthly rental fee of approximately $1,195 and a monthly management fee of approximately $335. The term of the lease commenced on September 20, 2004 and expires on October 19, 2006. We have extended the lease for a three-month period on the same terms as the original lease, and are currently looking for a larger space in the vicinity.

Sales Office - Hong Kong. We currently lease sales office space consisting of approximately 993 square feet located at Flat A, 17th Floor, Capital Building, 6-10 Sun Wui Road, Causeway Bay, Hong Kong for a monthly rental fee of approximately $1,145 and a monthly management fee of approximately $335. The term of the lease commenced on April 15, 2006 and expires on April 14, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are transactions, or series of similar transactions, since the beginning of our last two fiscal years, or any currently proposed transaction or similar transactions, to which we (or any of our subsidiaries) were or are to be a party, in which the amount exceeds $60,000 and in which any of our directors, executive officers, security holders who beneficially own more than 5% of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

On March 31, 2006 and March 31, 2005, the Company had borrowed $77,130 and $226,306, respectively, from Zhong Hua Li, the Chairman of our Board of Directors and the Head of Asian Marketing and Sales, and Hio Tong Ieong, our Chief Technology Officer, Secretary and Director. The loans were non-interest bearing and had no specific repayment Date.

On March 28, 2006, the Company replaced $98,873 of the amounts owing Zhong Hua Li with a convertible promissory note in the aggregate principal amount of $98,873 due and payable on March 28, 2007 and bearing interest at the rate of 8% per annum convertible into 197,746 shares of our common stock at any time prior to the maturity date. On March 28, 2006, Mr. Li converted this promissory note pursuant to which we issued Mr. Li an aggregate of 197,746 shares of our common stock at the conversation rate of $0.50 per share.

On March 28, 2006, the Company replaced $136,373 of the amounts owing Hio Tong Ieong with a convertible promissory note in the aggregate principal amount of $136,373 due and payable on March 28, 2007 and bearing interest at the rate of 8% per annum convertible into 272,746 shares of our common stock at any time prior to the maturity date. On March 28, 2006, Mr. Ieong converted this promissory note pursuant to which we issued Mr. Ieong an aggregate of 272,746 shares of our common stock at the conversation rate of $0.50 per share.

Max International Investment Limited, a Hong Kong-based firm of which Zhong Hua Li is an officer, currently provides us with administration, accounting, human resources and IT support services in consideration for a monthly management fee of approximately $4,490 pursuant to a fee agreement, dated March 31, 2006, between Beasley and Max International. We indirectly own 100% of Max International through Beasley.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have 85 registered stockholders.

Rule 144 Shares

Other than the shares being offered for resale by the selling stockholders named in this prospectus, none of shares of our common stock are available for resale to the public. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

In connection with the Company’s private placement offerings in November 2005 and February, May and June 2006, the Company had agreed to use its best efforts to file a registration statement, within 90 calendar days from the termination of the Offering, therein registering the shares of common stock held by the selling stockholders named in this prospectus. See “Selling Security Holders.”

Lock -Up Agreement

The shares of common stock being registered in this registration statement, of which this prospectus forms a part, are subject to a lock-up agreement. The Company has agreed to release twenty-five percent (25%) of the shares on the effective date of the registration statement and an additional twenty five percent (25%) every ninety (90) days after public trading begins thereafter until no securities are subject to the lock up.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

We have not paid any salary, bonus or other compensation to our officers and directors since our inception. We presently have no compensation arrangements with our officers and directors.

Stock Option Grants

No stock options or stock appreciation rights under any stock incentive plans or otherwise were granted to our executive officers and directors since our inception.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FINANCIAL STATEMENTS

Table of Contents

Report of Independent Registered Public Accounting Firm	F 1

Consolidated Balance Sheets	F 2

Statements of Consolidated Operations	F 3

Statements of Consolidated Cash Flows	F 4

Statement of Consolidated Stockholders’ Equity	F 5

Notes to Consolidated Financial Statements	F 7

MEYLER & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
ONE ARIN PARK
1715 HIGHWAY 35
MIDDLETOWN, NJ 07748

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders
ZipGlobal Holdings, Inc.
QuincyBraintree, MA

We have audited the accompanying balance sheets of ZipGlobal Holdings, Inc. and subsidiary as of March 31, 2006 (restated) and 2005 (restated) and the related statements of operations and stockholder’s equity (deficit), and cash flows for the year ended March 31, 2006 (restated) and for the period March 18, 2004 (inception) to March 31, 2005 (restated). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZipGlobal Holdings, Inc. and subsidiary as of March 31, 2006 (restated) and 2005 (restated) and the results of its operations and its cash flows for the year ended March 31, 2006 (restated) and for the period March 18, 2004 (inception) to March 31, 2005 (restated) in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has incurred cumulative losses of $724,649 since inception, and there are existing uncertain conditions the Company faces relative to its ability to obtain capital and operate successfully. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

See also Note M as to Restatements of Financial Statements of amounts previously recorded.

Meyler & Company, LLC

Middletown, NJ
June 6, 2006 (except as to Note K which is June 19, 2006 and Notes L and M which are September 29, 2006)

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	March 31, 2006	March 31, 2005
	(Unaudited) (Restated)	(Restated)	(Restated)
ASSETS
CURRENT ASSETS
Cash	$840,355	$375,631	$18,133
Accounts receivable	48,255	87,477	14,871
Inventory	33,374	32,229	18,959
Prepaid expenses	58,138	25,909	24,389
	980,122	521,246	76,352

EQUIPMENT, net of accumulated depreciation
of $10,366, $8,865 and $3,594 at June 30, 2006
March 31, 2006 and 2005, respectively	16,007	15,220	19,221

	$996,129	$536,466	$95,573

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$71,831	$103,749	$55,797
Accrued expenses	37,938	39,871	42,586
Due to stockholders	87,888	77,130	226,306
Deferred revenue	23,035	35,204	79,471
Customer deposits	26,870	26,870	33,249
	247,562	282,824	437,409

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.0001 per
share, authorized 5,000,000 shares,
none issued and outstanding
Common stock, par value $0.0001 per
share, authorized 100,000,000 shares,
18,635,792, 17,560,292 and 16,000,000
issued and outstanding at June 30, 2006, March 31, 2006 and 2005, respectively	1,864	1,756	1,600
Additional paid-in capital	1,475,847	902,525	74,400
Accumulated deficit	(724,649)	(648,732)	(417,836)
Accumulated other comprehensive loss	(4,495)	(1,907)
Total Stockholders’ Equity (Deficit)	748,567	253,642	(341,836)
	$996,129	$536,466	$95,573

See accompanying notes to financial statements.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		For the Year Ended	For the Period March 18, 2004 (Inception)
	2006	2005	March 31, 2006	to March 31, 2005
	(Unaudited) (Restated)	(Unaudited) (Restated)	(Restated)	(Restated)
REVENUES
Sales	$1,179,093	$278,540	$2,498,232	$498,397
Fee income				131
Total Revenues	1,179,093	278,540	2,498,232	498,528

COSTS AND EXPENSES
Cost of sales	1,136,851	223,649	2,339,559	516,327
Depreciation	1,501	1,351	5,432	3,594
General and administrative expenses	116,241	88,392	379,166	395,680
Total Costs and Expenses	1,254,593	313,392	2,724,157	915,601

NET OPERATING LOSS	(75,500)	(34,852)	(225,925)	(417,073)

OTHER INCOME (EXPENSE)
Interest income	478	35	215	4
Interest expense			(21)	(1)
Loss on disposal of fixed assets			(472)
Total Other Income (Expense)	478	35	(278)	3

NET LOSS BEFORE TAXES	(75,022)	(34,817)	(226,203)	(417,070)

PROVISION FOR INCOME TAXES	(895)	(616)	(4,693)	(766)

NET LOSS	$(75,917)	$(35,433)	$(230,896)	$(417,836)

NET LOSS PER COMMON SHARE
(BASIC AND DILUTED)	$(0.01)	$(0.01)	$(0.01)	$(0.03)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	18,086,092	16,000,000	17,417,777	16,000,000

See accompanying notes to financial statements.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		For the Year Ended	For the Period March 18, 2004 (Inception) to
	2006	2005	March 31, 2006	March 31, 2005
	(Unaudited)(Restated)	(Unaudited)(Restated)	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(75,917)	$(35,433)	$(230,896)	$(417,836)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	1,501	1,351	5,432	3,594
Loss on disposal of fixed assets			472
Stock based compensation	349			16,000
Contribution of services	39,000	18,000	92,500	60,000
Changes in assets and liabilities:
Increase in accounts receivable	39,220	14,871	(72,606)	(14,871)
Increase in inventory	(1,145)	(1,114)	(13,270)	(18,959)
Decrease in prepayments	(32,229)	(1,152)	(1,520)	(24,389)
(Decrease) increase in accounts payable	(31,918)	(24,544)	47,952	55,797
(Decrease) increase in accrued expenses	(2,280)	(3,481)	(2,715)	42,586
(Decrease) increase in deferred revenue	(12,169)	(1,296)	(44,267)	79,471
(Decrease) increase in customer deposits		(3,094)	(6,379)	33,249
Net Cash Used by Operating Activities	(75,588)	(35,892)	(225,297)	(185,358)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(2,288)	(405)	(1,903)	(22,815)
Net Cash Used by Investing Activities	(2,288)	(405)	(1,903)	(22,815)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from stockholders	10,758		86,070	226,306
Sale of common stock	534,430	61,931	535,000
Costs associated with private placement and
public offering			(34,465)
Net Cash Provided by Financing Activities	545,188	61,931	586,605	226,306

EFFECT OF RATE CHANGE ON CASH	(2,588)	1,503	(1,907)

INCREASE IN CASH	464,724	27,137	357,498	18,133

CASH BALANCE AT BEGINNING OF PERIOD	375,631	18,133	18,133

CASH BALANCE AT END OF PERIOD	$840,355	$45,270	$375,631	$18,133

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for taxes			$4,693	$766

Conversion of notes payable to common stock			$235,246

Contribution of services by officers and directors	$39,000	$18,000	$92,500	$60,000

See accompanying notes to financial statements.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

STATEMENT OF CONSOLIDATED STOCKHOLDERS’ EQUITY
For the Period March 18, 2004 (inception) to March 31, 2006 (Restated)
and June 30, 2006 (Unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders Equity
	Shares	Amount
Issuance of ZipGlobal
Holdings, Inc. common
stock in connection with
share exchange agreement	16,000,000	1,600	14,400			16,000
Contribution of services			60,000			60,000
Net loss for the period
inception to March 31, 2005					$(417,836)	(417,836)
Balance March 31, 2005	16,000,000	1,600	74,400		(417,836)	(341,836)
Issuance of common stock
under private placement
agreement at $0.50 per share	1,089,800	109	534,891			535,000
Conversion of notes payable
to related parties at $0.50
per share	470,492	47	235,199			235,246
Contribution of services			92,500			92,500
Net loss for the year ended
March 31, 2006					(230,896)	(230,896)
Costs associated with private
Placement			(34,465)			(34,465)
Translation adjustment				$(1,907)		(1,907)
Balance, March 31, 2006	17,560,292	$1,756	$902,525	$(1,907)	$(648,732)	$253,642

See accompanying notes to financial statements.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

STATEMENT OF CONSOLIDATED STOCKHOLDERS’ EQUITY
For the Period March 18, 2004 (inception) to March 31, 2006 (Restated)
and June 30, 2006 (Unaudited) (Restated)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders Equity
	Shares	Amount
Balance, March 31, 2006	17,560,292	$1,756	$902,525	$(1,907)	$(648,732)	$253,642
Issuance of common stock
under private placement
agreement at $0.50 per share	1,075,500	108	534,322			534,430
Contribution of services			39,000			39,000
Net loss for the three months
Ended June 30, 2006					(75,917)	(75,917)
Translation adjustment				$(2,588)		(2,588)
Balance, June 30, 2006	18,635,792	$1,864	$1,475,847	$(4,495)	$(724,649)	$748,567

See accompanying notes to financial statements.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE A - NATURE OF BUSINESS

ZipGlobal Holdings, Inc. (the “Company”), a Delaware corporation working through its wholly owned subsidiary, Beasley Holdings Limited, a British Virgin Island Company (“Beasley”) located in Hong Kong, is a provider of next-generation telecommunication services for the global oriented customer. The Company offers high quality, multimedia-enabled communication services that unite disparate and dispersed local communities in global dialogues. Beasley has a wholly owned subsidiary, Max International Investment Limited, which has locations in Hong Kong and The People’s Republic of China and provides management and information technology support services to Beasley.

Reverse Merger

On November 30, 2005, the Company entered into a share exchange agreement with Beasley to exchange 16,000,000 shares of the Company’s common stock for all of the issued and outstanding shares of Beasley. In connection with the merger, Beasley became a wholly owned subsidiary of the Company. Prior to the merger, the Company was a non-operating “shell” corporation. For financial statement purposes, the merger has been reflected in the financial statements as though it occurred on March 31, 2005. The historical statements prior to the date of merger are those of Beasley. Since the merger is a recapitalization and not a business combination, pro-forma information is not presented.

Going Concern

As indicated in the accompanying financial statements, the Company has incurred cumulative net operating losses of $724,649 since inception. Management’s plans include the raising of capital through the equity markets to fund future operations and the generating of revenue through its business. Failure to raise adequate capital and generate adequate sales revenues could result in the Company having to curtail or cease operations. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurances that such revenues will be sufficient to enable it to develop business to a level where it will generate profits and positive cash flows from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from those estimates.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. There are no cash equivalents at June 30, 2006, March 31, 2006, June 30, 2005 and March 31, 2005.

Office Equipment and Related Depreciation

Office equipment is stated at cost and is depreciated using the straight line method over the estimated useful lives of the respective assets. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When office equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in operations.

Fair Values of Financial Instruments

The Company uses financial instruments in the normal course of business. The carrying values of accounts receivable, accounts payable, accrued expenses, due to stockholders, customer deposits and other current liabilities approximate their fair value due to the short-term maturities of these assets and liabilities.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax bases of assets and liabilities, using estimated tax rates in effect for the year in which the differences are expected to reverse. The measurement of a deferred tax asset is adjusted by a valuation allowance, if necessary, to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized. In determining the valuation allowance, the Company considers factors such as the reversal of deferred income tax liabilities, projected taxable income and the character of income tax assets and tax planning strategies. A change to these factors could impact the estimated valuation allowance and income tax expense.

Net Loss Per Common Share

The Company computes per share amounts in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the period.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidated Financial Statements

The consolidated financial statements include the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Inventory

Inventories are stated at the lower of cost or market value. Cost is determined based upon the first-in, first-out (FIFO) method.

Stock-Based Compensation

The Company accounts for stock based compensation using the fair value method.

The Company accounts for stock issued for services using the fair value method. In accordance with Emerging Issues Task Force (“EITF”) 96-18, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.

Software Costs

Software development costs are accounted for in accordance with SFAS No. 86 “Accounting for the Costs of Computers, Software to be Sold, Leased, or Otherwise Marketed” and SOP No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”

Revenue Recognition

The Company earns revenue through the retail sales of VoIP telephony minutes and through the resale of block VoIP telephony minutes to other telecommunications providers.

Retail business-

For retail sales, the Company earns revenues from monthly fees, usage fees and activation fees and from the sales of gateway kits to customers for use of the service. Monthly fees are automatically billed to customers each month and are recognized when earned. Usage fees prepaid by customers are recognized as revenue based upon customer usage of the minutes. Activation fees are charged to customers for the purchase of gateway kits which are necessary to utilize VoIP telephony minutes. These activation fees, along with the related costs up to but not exceeding the activation fees, are deferred and amortized over the estimated average customer relationship period. Through June 30, 2006, the average customer relationship period was determined to be 13 months based upon the Company’s review of its customer retention since inception.

Resale business-

The Company records the resale of block VoIP telephony minutes on a gross basis as the Company has latitude in establishing the resale price, has discretion in its selection of resale suppliers and has credit risk

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

on the transactions. Accordingly, revenue is recognized when VoIP telephony minutes are used, the fee is determinable and collectibility is probable.

Foreign Currency Translation

The Company considers the U.S. Dollar to be its functional currency. Max International Investment Limited, a subsidiary of Beasley, has functional currencies other than the U.S. Dollar. As such, assets and liabilities were translated into U.S. Dollars at the period end exchange rates. Statement of Operations amounts were translated using the average rate during the year. Gains and losses resulting from translating foreign currency financial statements were accumulated in other comprehensive income (loss), a separate component of stockholder’s equity (deficit).

Deferred Revenue

Deferred revenue represents the unused telecommunication time from system subscribers and the unamortized portion of activation fees.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Contributed Services

The Company does not pay salaries or fees to its directors and officers. The Company’s policy is to record the fair value of services provided by directors and officers, as determined by management, as an expense and capital contribution when incurred.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151 (SFAS 151), “Inventory Costs.” SFAS 151 amends the guidance in APB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current period charges regardless of whether they meet the criteria of “so abnormal.” In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on the Company’s financial position or results of operations.

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS 153), “Exchanges of Non-monetary Assets.” SFAS 153 amends the guidance in APB No. 29, “Accounting for Non-monetary Assets.” APB No.29 was based on the principle that exchanges of non-monetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on the Company’s financial position or results of operations.

In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 (SFAS 123(R), “Accounting for Stock-Based Compensation.” The SFAS 123(R) revision established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that file as small business issuers, the revisions to SFAS 123(R) are effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. For non-public entities, the revisions to SFAS 123 are effective as of the beginning of the first annual reporting period that begins after December 15, 2005. The adoption of SFAS 123 (R) is not expected to have a material impact on the Company’s financial statements as the Company already applies the fair value method. As discussed in Note J, the Company issued options subsequent to March 31, 2006 which will be accounted for under the fair value method and result in $79,000 in expense being recognized in the Statement of Operations.

In May 2005, the FASB issued SFAS no. 154, “Accounting Changes and Error Corrections (“SFAS No. 154”) which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of ABP Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specially, this statement requires “retrospective application” of the direct effect for a voluntary change in accounting principle to prior periods’ financial statements, if it is practical to do so. SFAS No. 154 also strictly defines the term “restatement” to mean the correction of an error revising previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and are required to be adopted by the Company in the first quarter of fiscal year 2006. Although we will continue to evaluate the application of SFAS No. 154, management does not currently believe adoption will have a material impact on our results of operations, financial position or cash flows.

NOTE C - OFFICE EQUIPMENT

Equipment is comprised of the following:

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE C - OFFICE EQUIPMENT (CONTINUED)

	June 30,	March 31,	March 31,
	2006	2006	2005
	(Unaudited)
Office equipment, primarily computers	$26,373	$24,085	$22,815
Less accumulated depreciation	10,366	8,865	3,594

	$16,007	$15,220	$19,221

NOTE D - PREPAID EXPENSES

At June 30, 2006, $42,485 of deferred offering costs are included in prepaid expenses. These costs will be included as part of the expenses of the offering and as a reduction of Additional paid-in-capital upon completion of the offering. If the offering is not completed, these amounts will be expensed.

NOTE E - DUE TO STOCKHOLDER

At June 30, 2006, March 31, 2006 and March 31, 2005, the Company had borrowed $87,888, $77,130 and $226,306, respectively, from two principal officers and stockholders. The loans are non-interest bearing and have no specific repayment date.

On March 28, 2006, the Company issued convertible notes of $235,246 to two principal officers and shareholders, replacing $235,246 in non-interest bearing loans owed to the officers and shareholders. The convertible notes are due and payable on March 28, 2007, bear interest at the rate of 8% per annum and are convertible to 470,492 shares of common stock. On March 28, 2006, the officers and shareholders converted the $235,246 convertible notes into 470,492 shares of common stock at $0.50 per share.

NOTE F - STOCKHOLDERS’ EQUITY

In connection with the share exchange agreement dated March 11, 2005, the Company issued 16,000,000 shares at par value to acquire Beasley Holdings Limited in a reverse merger.

During the third quarter of 2005, the Company, under a private placement agreement, issued 1,089,800 shares of its common stock at $0.50 per share.

During the three months ended June 30, 2006, the Company, under a private placement agreement, issued 1,075,500 shares of its common stock at $0.50 per share.

NOTE G - INCOME TAX PROVISION

The provision for income taxes is foreign income taxes payable to The People’s Republic of China by Max International Investment Limited. There were no federal or state income taxes.

The Company has net operating losses of approximately $724,000, $649,000 and $418,000 at June 30, 2006, March 31, 2006 and 2005. The international components have an unlimited carry forward time period and the U.S. components expire commencing 2005. The net operating loss results in deferred tax assets as follows:

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE G - INCOME TAX PROVISION (CONTINUED)

	June 30, 2006		March 31, 2006		March 31, 2005
Net Operating Loss Carryforward		$166,891		$139,289		$81,626
Deferred tax asset valuation allowance		(166,891)		(139,289)		(81,626)
Net Deferred Tax Asset	$		$		$

Income taxes computed using the international statutory tax rates differ from the Company’s effective tax rate due to the following:

	June 30, 2006		March 31, 2006		March 31, 2005
Income tax benefit at U.S. statutory rate of 35%		$26,449		$80,814		$146,243
Foreign Income tax benefit at foreign rates		1,153		(23,151)		64,617
Change in deferred tax asset valuation allowance		(27,602)		(57,663)		(81,626)
	$		$		$

NOTE H - COMMITMENTS

The Company has leased office space for three facilities under long-term leases which expire at varying dates through February 2007. Minimum future lease commitments at March 31, 2006 are $19,079 on these facilities.

Rent expense aggregated $ 12,481, $12,932, $61,039 and $49,007 for the three months ended June 30, 2006 and 2005, the year ended March 31, 2006 and for the period March 18, 2004 (inception) to March 31, 2005, respectively.

Subsequent to year end, the Company renewed a lease on a facility for the term April 15, 2006 through April 14, 2008. The minimum future lease commitment on this facility at April 15, 2006 approximates $30,554.

NOTE I - CONCENTRATION OF CREDIT RISK

The Company’s cash accounts are generally held in FDIC insured banks. At June 30, 2006 the Company had $702,457 in one bank and $125,193 in another bank. At March 31, 2006, cash of $322,112 was held in one bank. These amounts exceed the FDIC insured limit of $100,000.

NOTE J - STOCK OPTION PLAN

On March 20, 2006, our Board of Directors adopted, and our shareholders approved, the ZipGlobal Holdings, Inc. 2006 Stock Option Plan (the “Plan”) and reserved for issuance 1,700,000 shares of our

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE J - STOCK OPTION PLAN (CONTINUED)

Common Stock for issuance thereunder (the “Option Stock”), subject to adjustment in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, as determined by the Board.

NOTE K - SUBSEQUENT EVENT

In May and June of 2006, the Company, under its private placement agreement, sold an additional 1,075,500 shares of its common stock at $0.50 per share aggregating $534,430.

On June 19, 2006, the Company granted (i) three consultants non-qualified stock options (NSOs) exercisable for an aggregate of 205,000 shares of the Company’s Common Stock and (ii) ten employees incentive stock options (ISOs) exercisable for aggregate of 227,500 shares of the Company’s Common Stock. The options granted to such individuals are exercisable at $0.50 per share and vest in one-third increments commencing on the first anniversary date of the date of grant. The NSOs granted to the three consultants expire on December 19, 2009, and the ISOs granted to the ten employees expire on June 19, 2010. These stock options will be accounted for under the fair value method prescribed by SFAS 123(R). The estimated fair value of these options is $82,000, $41,000 relating to the consultant stock options and $41,000 relating to the employee stock options. The fair value of the options was determined using the Black-Scholes option pricing model based on the weighted average assumptions of:

	ISOs	NSOs
Risk-free rate	4.85%	4.85%
Volatility	47%	47%
Expected life	3 years	3.55 years
Dividend yield	0%	0%

The expected life of the NSOs is the perform period of the consulting agreements. The weighted average grant date fair value of these options was $0.18 for the ISOs and $0.20 for the NSOs. The entire $82,000 fair value of these options is non-vested at June 30, 2006. The employee stock options will be recognized over a weighted average period of 3 years. The consultant stock options will be recognized over the performance period of 3.55 years. For the six months ended June 30, 2006, the Company recognized $349 in expense relating to the consultant stock options. The employee stock options will be recognized each vesting period.

NOTE L - CONTRIBUTION OF SERVICES

The Company does not pay salaries or fees to its directors and officers. The Company has recorded the fair value of services provided by directors and officers, as determined by management, as an expense and capital contribution when incurred. None of these accrued amounts have been paid to or are owed to any officers and directors of the Company. The following summarizes the fair value of contributed services as determined by management:

	Three Months Ended June 30, 2006	Year Ended March 31, 2006	Period March 18, 2004 (Inception) to March 31, 2005
Services contributed by officers and directors	$39,000	$92,500	$60,000

ZIPGLOBAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
March 18, 2004 (inception) to March 31, 2005 (Restated)
Year Ended March 31, 2006 (Restated)
Three Months Ended June 30, 2006 and 2005 (Unaudited) (Restated)

NOTE M - RESTATEMENTS

The Company determined that revenues from activation fees previously recorded as revenues should have been deferred and amortized over the estimated average customer relationship period. Additionally, the Company determined that the fair value of services contributed by officers and directors of the Company should be recorded as expenses and corresponding capital contributions to the Company and has amortized the expense related to the stock options issued to consultants for the services provided as of June 30, 2006. As a result, the consolidated balance sheets and statements of operations have been restated from the amounts previously reported. A summary of the significant effects of the restatement is as follows:

	June 30, 2006		June 30, 2005		March 31, 2006		March 31, 2005
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Deferred revenue	n/a	n/a	n/a	n/a	$19,829	$35,204	$21,792	$79,471
Revenues	n/a	n/a	n/a	n/a	2,455,928	2,498,232	556,207	498,528
Net Loss	$(36,568)	$(75,917)	$(17,433)	$(35,433)	(180,700)	(230,896)	(300,157)	(417,836)

Additionally, the Company reclassified $16,000 previously recorded as Stock based compensation to General and administrative expenses on the Statement of Operations for the year ended March 31, 2005 and has made other reclassifications in order to be consistent with the year ended March, 31, 2006.

NOTE N - UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim financial statements at June 30, 2006 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2006 and 2005. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of financial position and the results of operations for the three months ended June 30, 2006 and 2005 have been included. Operative results for the three months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the full year.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. The bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$118

Transfer Agent Fees	$1,000

Accounting Fees and Expenses	$5,000

Legal Fees and Expenses	$20,000

Printers	$5,000

Miscellaneous	$1,000

Total	$32,118

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

We completed a private placement of our shares of common stock at a purchase price of $0.50 per share which resulted in gross proceeds of $1,070,000 as detailed below:

1.	An aggregate amount of 1,020,000 shares of common stock to 17 “accredited investors” (as that term is defined in the Securities Act) on November 29, 2005;
2.	An amount of 50,000 shares of common stock to one accredited investor on February 4, 2006;
3.	An aggregate amount of 1,035,000 shares of common stock to 16 accredited investors on May 12, 2006; and
4.	An aggregate amount of 35,000 shares of common stock to two accredited investors on June 1, 2006.

We completed the private placements pursuant to Regulation D, Regulation S and Section 4(2) under the Securities Act. Each purchaser represented to us that they were either an “accredited investor” as in Rule 501 under Regulation D of the Securities Act or a non-US person as defined in Regulation S of the Securities Act. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation D and Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We also issued an aggregate amount of 19,800 shares of our common stock to three individuals on November 29, 2006; 23,000 shares of our common stock to three individuals on May 12, 2006; and 5,000 shares of common stock to one individual on June 1, 2006. These shares were issued under the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) promulgated under the Securities Act.

These foregoing shares are subject to a lock-up agreement. The Company has agreed to release twenty-five percent (25%) of the shares on the effective date of this registration statement and an additional twenty five percent (25%) every ninety (90) days after public trading begins thereafter until no securities are subject to the lock up.

On June 19, 2006, the Company granted (i) three consultants non-qualified stock options (NSOs) exercisable for an aggregate of 205,000 shares of the Company’s common stock and (ii) ten employees incentive stock options (ISOs) exercisable for aggregate of 227,500 shares of the Company’s common stock. The options are exercisable at $0.50 per share and vest in one-third increments commencing on the first anniversary date of the date of grant. The NSOs granted to the consultants expire on December 19, 2009, and the ISOs granted to the ten employees expire on June 19, 2010. The options were granted under the Company’s Plan in consideration for professional services rendered and upon reliance on Item 701 of Regulation S-B promulgated by the Securities and Exchange Commission and the exemption from the registration requirement of the Securities Act provided under Section 4(2) promulgated thereunder in that the issuance of the options did not involve a public offering.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibits

3.1*	Certificate of Incorporation of ZipGlobal Holdings, Inc., dated November 17, 2005.

3.2*	Certificate of Incorporation of Beasley Holdings Limited, dated February 13, 2004.

3.3*	Bylaws of ZipGlobal Holdings, Inc.

4.1*	Form of Corporate Stock of ZipGlobal Holdings, Inc.

4.2*	Form of Incentive Stock Option under ZipGlobal Holdings, Inc. 2006 Stock Option Plan

4.3*	Form of Non-Qualified Stock Option under ZipGlobal Holdings, Inc. 2006 Stock Option Plan

5.1*	Legal Opinion of Virginia K. Sourlis, Esq.

10.1*	Registration Rights Agreement entered into with each selling stockholder

10.2*	Lock-up Agreement entered into with each selling stockholder

10.3*	Share Exchange Agreement, dated November 29, 2005, by and among the shareholders of Beasley Holdings Limited and ZipGlobal, Inc.

10.4*	ZipGlobal Holdings, Inc. 2006 Stock Option Plan

10.5*	Convertible Promissory Note, dated March 28, 2006, made by ZipGlobal Holdings, Inc. for the benefit Hio Tong Ieong in the principal amount of $136,373 bearing interest at the rate of 8% per annum

10.6*	Convertible Promissory Note, dated March 28, 2006, made by ZipGlobal Holdings, Inc. for the benefit of Zhong Hua Li in the principal amount of $98,873 bearing interest at the rate of 8% per annum

10.7*
Conversion, dated March 28, 2006, of Convertible Promissory Note, dated March 28, 2006, made by ZipGlobal Holdings, Inc. for the benefit Hio Tong Ieong for 272,746 shares of common stock of ZipGlobal Holdings, Inc.

10.8*
Conversion, dated March 28, 2006, of Convertible Promissory Note, dated March 28, 2006, made by ZipGlobal Holdings, Inc. for the benefit of Zhong Hua Li for 197,746 shares of common stock of ZipGlobal Holdings, Inc.

10.9*	Agreement on Management Fee, dated March 31, 2006, between Beasley Holdings Limited and Max International Investment Limited

10.10*	Carrier Service Agreement, dated March 1, 2006, between Lucky Tone Communications Limited and Beasley Holdings Limited

10.11*	Service Agreement, dated October 25, 2005, between Toll International Limited and Beasley Holdings Limited

10.12*	Reciprocal International Carrier Service Agreement, dated December 30, 2005, between KDDI America, Inc. and Beasley Holdings Limited

21*	Subsidiaries of ZipGlobal Holdings, Inc.

23.1	Consent of Meyler & Company, LLC, registered independent public auditors

23.2*	Consent of Virginia K. Sourlis, Esq. (included in Exhibit 5.1)

* Previously filed.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

4.	That, for the purposes of determining any liability under the Securities Act:

(i)
each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) promulgated under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) promulgated under the Securities Act as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B promulgated under the Securities Act, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 4 to Registration Statement on Form SB-2 (File No: 333-135134) to be signed on its behalf by the undersigned, in the City of Braintree, state of Massachusetts, of October 19, 2006.

ZIPGLOBAL HOLDINGS, INC.

By:	/s/ Michael C. Lee
MICHAEL C. LEE President and Chief Executive Officer (Principal Executive Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

Chief Executive Officer, Chief Financial Officer, President,
/s/ Michael C. Lee	Chief Executive Officer and Director	October 19, 2006
MICHAEL C. LEE	(Principal Executive Officer)
(Principal Accounting Officer)

/s/ Zhong Hua Li	Chairman	October 19, 2006
ZHONG HUA LI

/s/ Hio Tong Ieong	Chief Technology Officer and Director	October 19, 2006
HIO TONG IEONG

Exhibit Index

Exhibit Number	Description of Exhibits

23.1	Consent of Meyler & Company, LLC, registered independent public auditors